As Filed With The Securities And Exchange Commission On December 1, 2005
Registration No. 333-[         ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
US AIRWAYS GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	54-1194634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Walsh III, Esq.
Senior Vice President and General Counsel
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With A Copy To:
Peter C. Krupp, Esq.
Skadden, Arps, Slate, Meagher & Flom llp
333 West Wacker Drive, Suite 2100
Chicago, IL 60606
Tel. No.: (312) 407-0700
Fax No.: (312) 407-0411

     Approximate date of commencement of proposed sale to the public: from time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee(1)

Senior Convertible Notes due 2020	$143,750,000(2)	100%(3)	$143,750,000(3)	$15,381.25

Guarantee of Senior Convertible Notes due 2020	—	—	—	(4)

Common Stock, par value $0.01 per share	5,959,784(5)(6)	(7)	(7)	(7)

Total				$15,381.25

(1)	Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, (the “Securities Act”) by multiplying 0.000107 by the proposed maximum aggregate offering price.

(2)	Represents the aggregate outstanding principal amount at maturity of Senior Exchangeable Notes due 2020.

(3)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act.

(4)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantee.

(5)	Represents the number of shares of US Airways Group, Inc.’s common stock that are issuable upon conversion of the notes at an initial conversion rate of 41.4508 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $24.12 per share of our common stock.

(6)	Pursuant to Rule 416 under the Securities Act, the number of shares of common stock being registered shall include an indeterminate number of shares of common stock that may be issued pursuant to the anti-dilution provisions set forth in the indenture related to the notes.

(7)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the shares of common stock issuable upon conversion of notes because no additional consideration will be received in connection with the exercise of the exchange privilege.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2005
PRELIMINARY PROSPECTUS
US AIRWAYS GROUP, INC.
$143,750,000
7% Senior Convertible Notes due 2020
Guaranteed by US Airways, Inc. and America West Airlines, Inc.
     We issued $143,750,000 principal amount at maturity of the Senior Convertible Notes due 2020 in a private placement which closed on September 30, 2005. This Prospectus will be used by the selling securityholders named herein to resell their notes and the common stock issuable upon conversion of the notes. The selling securityholders will receive all of the proceeds from any sales of the notes and the common stock issuable upon conversion of the notes. We will not receive any of the proceeds.
     The notes were offered at an issue price of $1,000 per note (100% of the principal amount at maturity). The notes will bear interest at the rate of 7% per year payable in cash semiannually in arrears on March 30 and September 30 of each year, beginning March 30, 2006. The notes will mature on September 30, 2020. The notes are our senior unsecured obligations and rank equal in right of payment to the other senior unsecured and unsubordinated indebtedness. The notes are fully and unconditionally guaranteed, jointly and severally and on a senior unsecured basis, by our two major operating subsidiaries, US Airways, Inc. and America West Airlines, Inc.
     The selling securityholders may sell the notes and the common stock issuable upon conversion of the notes at various times and in various types of transactions, including directly to purchasers or through underwriters, broker-dealers or agents, or through any means described in this prospectus under “Plan of Distribution” on page 22. The notes and the common stock issuable upon conversion of the notes may be sold at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.
     Holders may convert, at any time on or prior to maturity or redemption, any outstanding notes (or portions thereof) into shares of our common stock, initially at a conversion rate of 41.4508 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.12 per share of our common stock). If a holder elects to convert its notes in connection with certain specified fundamental changes, as defined herein, that occur prior to October 5, 2015, the holder will be entitled to receive additional shares of our common stock as a make whole premium upon conversion. In lieu of delivery of shares of our common stock upon conversion of all or any portion of the notes, we may elect to pay holders surrendering notes for conversion cash or a combination of shares and cash.
     Holders may require us to purchase for cash or shares or a combination thereof, at our election, all or a portion of their notes on September 30, 2010 and September 30, 2015 at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date. In addition, if we experience a fundamental change as described herein, holders may require us to purchase for cash, shares or a combination thereof, at our election, all or a portion of their notes, subject to specified exceptions, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the purchase date.
     Prior to October 5, 2010, the notes are not redeemable at our option. We may redeem all or a portion of the notes at any time on or after October 5, 2010, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date if the closing price of our common stock has exceeded 115% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day before the date on which we mail the optional redemption notice.
     The notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc.
     Our common stock is currently listed on the New York Stock Exchange, or NYSE, under the symbol “LCC.” On November 30, 2005, the closing sale price of our common stock was $33.59 per share.

Consider carefully the risk factors beginning on page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2005

Important Notice About the Information Presented In This Prospectus
      You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.
      We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY
      This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 6, the information incorporated by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.
      Throughout this prospectus references to “US Airways Group,” the “Company,” “we,” “us” and “our” refer to US Airways Group, Inc. following effectiveness of the merger with America West Holdings, and references to “America West Holdings” refer to America West Holdings Corporation, unless otherwise specified or the context otherwise requires.
Our Company
      US Airways Group, Inc., a Delaware corporation, is a holding company formed in 1982 whose origins trace back to the formation of All American Aviation in 1937. US Airways Group’s primary business activity prior to the merger was the operation of a major network air carrier through its ownership of the common stock of US Airways, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc., Material Services Company, Inc. and Airways Assurance Limited. US Airways, Inc., along with US Airways Group’s regional airline subsidiaries and affiliated carriers flying as US Airways Express, is a hub-and-spoke carrier with a substantial presence in the Eastern United States and with service to Canada, the Caribbean, Latin America and Europe. US Airways, Inc. had approximately 42 million passengers boarding its planes in 2004 and is the seventh largest U.S. air carrier based on available seat miles, or ASMs. As of September 30, 2005, US Airways, Inc. operated 251 jet aircraft and 25 regional jet aircraft and provided regularly scheduled service at 100 airports in the continental United States, Canada, the Caribbean, Latin America and Europe. As of September 30, 2005, the US Airways Express network served 131 airports in the United States, Canada and the Bahamas, including approximately 48 airports also served by US Airways, Inc. During 2004, US Airways Express air carriers had approximately 15.2 million passengers boarding their planes.
      On September 12, 2004, US Airways Group and its domestic subsidiaries, US Airways, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc. and Material Services Company, Inc., which accounted for substantially all of the operations of US Airways Group, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States bankruptcy court for the Eastern District of Virginia, Alexandria Division. On May 19, 2005 US Airways Group signed a merger agreement with America West Holdings pursuant to which America West Holdings agreed to merge with a wholly owned subsidiary of US Airways Group. The merger agreement was amended by a letter agreement on July 7, 2005. On September 27, 2005 the merger became effective and US Airways Group emerged from bankruptcy.
      America West Holdings, a Delaware corporation formed in 1996, is a holding company that owns all of the stock of America West Airlines, Inc., a Delaware corporation formed in 1981. America West Airlines, Inc. accounted for most of America West Holdings’ revenues and expenses in 2004. Based on 2004 operating revenues and ASMs, America West Airlines, Inc. is the eighth largest passenger airline and the second largest low-cost carrier in the United States. Prior to the merger, America West Airlines, Inc. was the largest low-cost carrier operating a hub-and-spoke network, with large hubs in both Phoenix, Arizona and Las Vegas, Nevada. As of September 30, 2005, America West Airlines, Inc. operated a fleet of 142 aircraft with an average age of 10.9 years and served 62 destinations in North America, including eight in Mexico, two in Canada and one in Costa Rica. Through regional alliance and code share arrangements with other airlines, America West Airlines, Inc. served an additional 52 destinations in North America. In 2004, America West Airlines, Inc. had approximately 21.1 million passengers boarding its planes and generated revenues of approximately $2.3 billion.
      Following the merger, US Airways Group operates under the single brand name of US Airways through two principal operating subsidiaries, US Airways, Inc. and America West Airlines, Inc. We expect to integrate the two operating subsidiaries into one operation over the first 24 months following the merger. As a result of the merger, we expect to be the fifth largest airline operating in the United States as measured by domestic revenue passenger miles and by ASMs. We expect to have primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in Pittsburgh, Las Vegas, New York, Washington, D.C. and Boston. US Airways Group is a low-cost carrier offering scheduled passenger service on approximately 3,600 flights daily to 229 cities in the U.S., Canada, the Caribbean, Latin America and Europe. The Company’s airline subsidiaries will operate 360 mainline jets and will be supported by our regional airline subsidiaries and affiliates operating as US Airways Express, which will operate approximately 241 regional jets, of which 80 will be aircraft with 70 or more seats, and approximately 112 turboprops.
      Our principal executive offices are located at 111 West Rio Salado Parkway, Tempe, Arizona 85281. Our telephone number is (480) 693-0800.
The Offering
      This prospectus and the registration statement, of which it is a part, are being filed with the SEC to satisfy our obligations to the purchasers of the notes pursuant to a registration rights agreement, dated September 30, 2005, by and among US Airways Group, US Airways, Inc., America West Airlines, Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchaser. This prospectus and the registration statement cover:

•	The resale by selling securityholders of the notes; and

•	The resale by selling securityholders of shares of common stock issuable upon conversion of the notes.
      Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page 6 and the other information included in this prospectus before investing in our securities.
The Notes
      The following is a brief summary of certain terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Issuer of Notes	US Airways Group, Inc.

Notes Offered	$143,750,000 million aggregate principal amount of senior convertible notes due 2020.

Maturity Date	September 30, 2020.

Interest and Payment Dates	7% per year, payable semiannually in arrears in cash on March 30 and September 30 of each year, beginning March 30, 2006.

Guarantees	The notes are fully and unconditionally guaranteed, jointly and severally and on a senior unsecured basis, by our two major operating subsidiaries, US Airways, Inc. and America West Airlines, Inc. The guarantees rank equally with all of the subsidiary guarantors’ existing and future unsecured indebtedness that is not by its terms expressly subordinated in right of payment to the guarantees and be effectively subordinated to the guarantors’ secured indebtedness to the extent of the value of assets securing such indebtedness.

Conversion Rights	Holders may present their notes for conversion prior to the close of business on the second business day immediately preceding the stated maturity date based on the applicable conversion rate. The conversion rate is subject to adjustment as described in “Description of Notes — Adjustment of Conversion Rate.”

The initial conversion rate is 41.4508 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $24.12 per share of our common stock.

Upon conversion of a note, a holder will not receive any cash payment of interest, subject to certain exceptions, and we will not adjust the conversion rate to account for accrued and unpaid interest.

If a holder elects to convert its notes in connection with certain specified fundamental changes, as defined herein, that occur prior to October 5, 2015, the holder will be entitled to receive additional shares of our common stock as a make whole premium upon conversion in certain circumstances.

In lieu of delivering shares of our common stock upon conversion of any notes, we may elect to pay holders surrendering notes for conversion an amount in cash per note (or a portion of a note) equal to the average closing price of our common stock over the ten trading day period starting on and including the third trading day following the conversion date multiplied by the conversion rate in effect on the conversion date (or portion of the conversion rate applicable to a portion of a note if a combination of our common stock and cash is to be delivered), or a combination of shares and cash. See “Description of Notes — Conversion Rights.”

Provisional Redemption of Notes at Our Option	Prior to October 5, 2010, the notes are not redeemable at our option. Beginning on October 5, 2010, we may redeem the notes (in principal amounts of $1,000 and integral multiples thereof) in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but not including the redemption date if the closing price of our common stock has exceeded 115% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day before the date on which we mail the optional redemption notice.

Repurchase of Notes at Option of Holders on Specified Dates	Holders may require us to repurchase all or a portion of their notes (in principal amounts of $1,000 and integral multiples thereof) for cash or shares or a combination thereof, at our election, on September 30, 2010 and September 30, 2015 at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to the purchase date.

Repurchase of Notes at Option of Holders Upon a Fundamental Change	If a fundamental change, as defined in this prospectus, occurs at any time prior to maturity, holders of notes may require us to repurchase their notes (in principal amounts of $1,000 and integral multiples thereof) in whole or in part for cash or shares or a combination thereof, at our election, equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.

Ranking	The notes:

• are our senior unsecured obligations ranking equally in right of payment with our other unsecured senior debt; and

• are effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such indebtedness.

As of September 30, 2005, US Airways Group, excluding its subsidiaries, had no other outstanding senior secured or unsecured indebtedness.

The indenture governing the notes does not prohibit us or any of our affiliates or subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

Registration Rights	Pursuant to a registration rights agreement, we have filed with the SEC a shelf registration statement, of which this prospectus is a part, with respect to the notes and the common stock issuable upon conversion of the notes. See “Description of Notes — Registration Rights.”

Transfer Restrictions	The notes and the common stock into which the notes are convertible have not been registered under the Securities Act of 1933, as amended, or the Securities Act, or the securities laws of any other jurisdiction other than pursuant to this shelf registration statement. As a result, offers and sales of the notes were made only to qualified institutional buyers under Rule 144A under the Securities Act, or “QIBs,” and, unless and until they are registered, the notes and the common stock into which they are convertible may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or applicable securities laws of other jurisdictions. For details about eligible offerees, deemed representations by investors and transfer restrictions, see “Transfer Restrictions.”

Form and Denomination	The notes were issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The notes sold to QIB’s are eligible for trading in the PORTAL market; however. The notes resold pursuant to this prospectus will not longer trade on the PORTAL market. We do not intend to list the notes on any national securities exchange or the automated interdealer quotation system.

NYSE Symbol for Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “LCC.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

The Common Stock
      This prospectus covers, and the registration statement of which it is a part registers, 5,959,784 shares of our common stock, par value $0.01 per share. As of November 30, 2005, we had approximately 81,908,430 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.
      Our common stock is listed on the NYSE under the symbol “LCC.”

RISK FACTORS
Risk Factors Relating to US Airways Group and Industry Related Risks
We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or the extent to which any factor or combination of factors may impact our business.
Our business is dependent on the price and availability of aircraft fuel. Continued periods of historically high fuel costs, significant disruptions in the supply of aircraft fuel or significant further increases in fuel costs could have a significant negative impact on our operating results.
Our operating results are significantly impacted by changes in the availability or price of aircraft fuel. Fuel prices increased substantially in 2004 compared with 2003 and have continued to increase in 2005. Due to the competitive nature of the airline industry, we generally have not been able to increase our fares when fuel prices have risen in the past and we may not be able to do so in the future. Although we are currently able to obtain adequate supplies of aircraft fuel, it is impossible to predict the future availability or price of aircraft fuel. In addition, from time to time we enter into hedging arrangements to protect against rising fuel costs. Our ability to hedge in the future, however, may be limited.
Our high level of fixed obligations limits our ability to fund general corporate requirements and obtain additional financing, limits our flexibility in responding to competitive developments and increases our vulnerability to adverse economic and industry conditions.
We have a significant amount of fixed obligations, including debt, aircraft leases and financings, aircraft purchase commitments, leases of airport and other facilities and other cash obligations. We also have guaranteed costs associated with our regional alliances, including Mesa Airlines, Inc., Chatauqua Airlines and Air Wisconsin Airlines Corp. and commitments to purchase aircraft from Airbus. As a result of the substantial fixed costs associated with these obligations:

•	A decrease in revenues results in a disproportionately greater percentage decrease in earnings.

•	We may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase.

•	We may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures.

•	We may not have sufficient liquidity to respond to competitive developments and adverse economic conditions.
Our obligations also impair our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business. Our existing indebtedness is secured by substantially all of our assets. Moreover, the terms of our secured loans previously guaranteed by the Air Transportation Stabilization Board restrict our ability to incur additional indebtedness unless we use the proceeds of those transactions to repay the loan, require us to maintain a minimum cash balance of $525 million through March 31, 2006 (subsequently the required restriction will decrease), and restrict our ability to take certain other actions, including mergers and acquisitions, investments and asset sales.
Our ability to pay the fixed costs associated with our contractual obligations depends on our operating performance and cash flow, which in turn depend on general economic and political conditions. A failure to pay our fixed costs or breach of the contractual obligations could result in a variety of adverse consequences, including the acceleration of our indebtedness, the withholding of credit card proceeds by the credit card servicers and the exercise of remedies by our creditors and lessors. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness, make required lease payments or otherwise cover our fixed costs.

We may not perform as well financially as we expect following the merger.
In deciding to enter into the merger agreement, US Airways Group and America West Holdings considered the benefits of operating as a combined company, including, among others: an enhanced ability to compete in the airline industry and the fact that the proprietary brands of the combined company would permit US Airways Group to further differentiate itself from other airline companies. The success of the merger will depend, in part, on our ability to realize the anticipated revenue opportunities and cost savings from combining the businesses of US Airways Group and America West Holdings. We have estimated that the combined companies expect to realize approximately $600 million in incremental operating cost and revenue synergies. We cannot assure you, however, that these synergies will be realized. To realize the anticipated benefits from the merger, we must successfully combine the businesses of US Airways Group and America West Holdings in a manner that permits those costs savings and other synergies to be realized in a timely fashion. In addition, we must achieve these savings without adversely affecting revenues or suffering a business interruption. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The integration of US Airways Group and America West Holdings following the merger will present significant challenges.
US Airways Group and America West Holdings will face significant challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key US Airways Group and America West Holdings personnel. The integration of US Airways Group and America West Holdings will be costly, complex and time consuming, and the managements of US Airways Group and America West Holdings will have to devote substantial effort to such integration that could otherwise be spent on operational matters or other strategic opportunities. We expect that the merger will result in certain synergies, business opportunities and growth prospects. We, however, may never realize these expected synergies, business opportunities and growth prospects. US Airways Group may experience increased competition that limits its ability to expand its business. We may not be able to capitalize on expected business opportunities, including retaining current customers. In addition, assumptions underlying estimates of expected cost savings and expected revenue synergies may be inaccurate, or general industry and business conditions may deteriorate. Furthermore, integrating operations will require significant efforts and expenses. Our management may have its attention diverted from ongoing operations while trying to integrate.
US Airways Group continues to experience significant operating losses.
Despite significant labor cost reductions and other cost savings achieved in the prior bankruptcy, US Airways Group has continued to experience significant operating losses which we expect to continue through 2006. Since early 2001, the U.S. airline industry’s revenue performance has fallen short of what would have been expected based on historical growth trends. This shortfall has been caused by a number of factors, including rising fuel costs, as discussed above, and the factors discussed below.
The rapid growth of low-cost carriers has had a profound impact on industry revenues. Using the advantage of low unit costs, these carriers offer lower fares, particularly those targeted at business passengers, in order to shift demand from larger, more-established airlines. As a result of growth, these low-cost carriers now transport nearly 30% of all domestic U.S. passengers compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 81% of all domestic U.S. passenger ticket sales compared to less than 20% a decade ago. As a result of their better financial performance they have access to capital to fund fleet growth. Low-cost carriers are expected to continue to increase their market share through pricing and growth.
The advent of Internet travel websites has lowered the cost to airlines of selling tickets. However, it has also had a large negative impact on airline revenues because travel consumers now have access to nearly perfect pricing information and, as a result, have become more efficient at finding lower fare alternatives.

Union disputes, employee strikes and other labor-related disruptions may adversely affect our operations.
Our business plan includes assumptions about labor costs going forward. Currently, the labor costs of both America West Holdings and US Airways Group are very competitive and very similar; however, we cannot assure you that labor costs going forward will remain competitive, either because our agreements may become amendable or because competitors may significantly reduce their labor costs. Approximately 78% of the employees within US Airways Group are represented for collective bargaining purposes by labor unions. In the United States, these employees are organized into nine labor groups represented by five different unions at US Airways, Inc., seven labor groups represented by four different unions at America West Airlines, Inc., four labor groups represented by four different unions at Piedmont Airlines, and four labor groups represented by four different unions at PSA Airlines. There are additional unionized groups of US Airways, Inc. employees abroad.
Relations between air carriers and labor unions in the United States are governed by the Railway Labor Act, or the RLA. Under the RLA, collective bargaining agreements generally contain “amendable dates” rather than expiration dates, and the RLA requires that a carrier maintain the existing terms and conditions of employment following the amendable date through a multi-stage and usually lengthy series of bargaining processes overseen by the National Mediation Board. This process continues until either the parties have reached agreement on a new collective bargaining agreement, or the parties have been released to “self-help” by the National Mediation Board. Although in most circumstances the RLA prohibits strikes, after release by the National Mediation Board carriers and unions are free to engage in self-help measures such as strikes and lock-outs. None of the US Airways, Inc. labor agreements becomes amendable until December 31, 2009. Of the America West Airlines, Inc. labor agreements, three are currently amendable, a fourth becomes amendable in 2006 and negotiations are proceeding with a fifth group for an initial collective bargaining agreement.
There is the potential for litigation to arise in the context of airline mergers. Unions may seek to delay or halt a transaction, may seek monetary damages, either in court or in grievance arbitration, may seek to compel airlines to engage in the bargaining processes where the airline believes it has no such obligation or may seek to assert rights to participate in corporate governance, including through board representation. There is a risk that one or more unions may pursue such judicial or arbitral avenues in the context of the merger, and if successful, could create additional costs that we did not anticipate. There is also a risk that disgruntled employees, either with or without union involvement, could engage in illegal slow-downs, work stoppages, partial work stoppages, sick-outs or other action short of a full strike that could individually or collectively harm the operation of the airline and impair its financial performance.
Fluctuations in interest rates could adversely affect our liquidity, operating expenses and results.
A substantial portion of our indebtedness bears interest at fluctuating interest rates. These are primarily based on the London interbank offered rate for deposits of U.S. dollars, or LIBOR. LIBOR tends to fluctuate based on general economic conditions, general interest rates, federal reserve rates and the supply of and demand for credit in the London interbank market. We have not hedged our interest rate exposure and, accordingly, our interest expense for any particular period may fluctuate based on LIBOR and other variable interest rates. To the extent these interest rates increase, our interest expense will increase, in which event, we may have difficulties making interest payments and funding our other fixed costs and our available cash flow for general corporate requirements may be adversely affected.
We rely heavily on automated systems to operate our business and any failure of these systems, or the failure to integrate them successfully following the merger, could harm our business.
We depend on automated systems to operate our business, including our computerized airline reservation systems, our flight operations systems, our telecommunication systems and our websites. Our website and reservation systems must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations systems or telecommunication systems failures could reduce the attractiveness of our services and could cause our customers to purchase tickets from another airline. Furthermore, we must integrate the automated systems of America West Holdings and US Airways Group. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.
If we incur problems with any of our third party service providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.
Our reliance upon others to provide essential services on behalf of our operations may result in the relative inability to control the efficiency and timeliness of contract services. We have entered into agreements with contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities and baggage handling. It is likely that similar agreements will be entered into in any new markets we decide to serve. All of these agreements are subject to termination after notice. Any material problems with the efficiency and timeliness of contract services could have a material adverse effect on our business, financial condition and results of operations.
The travel industry, materially adversely affected by the September 11, 2001 terrorist attacks, continues to face on-going security concerns and cost burdens associated with security.
The attacks of September 11, 2001 materially impacted and continue to impact air travel. In November 2001, the President signed into law the Aviation and Transportation Security Act, or the Aviation Security Act. This law federalized substantially all aspects of civil aviation security, creating a new Transportation Security Administration, or TSA. Under the Aviation Security Act, substantially all security screeners at airports are now federal employees and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, federal air marshals and federal security screeners. Among other matters, the law mandates improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs and enhanced background checks. These increased security procedures introduced at airports since the attacks have increased costs to airlines. We would also be materially impacted in the event of further terrorist attacks or perceived terrorist threats.
Increases in insurance costs or reductions in insurance coverage may adversely impact our operations and financial results.
The terrorist attacks of September 11, 2001 led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airline carriers. Accordingly, our insurance costs increased significantly and our ability to continue to obtain insurance even at current prices remains uncertain. In addition, we have obtained third party war risk (terrorism) insurance through a special program administered by the U.S. Federal Aviation Administration, or FAA, resulting in lower premiums than if we had obtained this insurance in the commercial insurance market. If the federal insurance program terminates, we would likely face a material increase in the cost of war risk insurance. Because of competitive pressures in our industry, our ability to pass additional insurance costs to passengers is limited. As a result, further increases in insurance costs or reductions in available insurance coverage could harm our earnings.
Changes in government regulation could increase our operating costs and limit our ability to conduct our business.
Airlines are subject to extensive regulatory requirements. In the last several years, Congress has passed laws and the FAA has issued a number of maintenance directives and other regulations. These requirements impose substantial costs on airlines. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate slots or facilities may not be available. We cannot assure you that laws or regulations enacted in the future will not adversely affect our operating costs.
The use of America West Holdings’ and US Airways Group’s respective pre-merger NOLs and certain other tax attributes is limited following the merger.
Although US Airways Group today is the same legal entity as US Airways Group prior to the merger and continues as the publicly traded parent entity, each of America West Holdings and US Airways Group underwent an “ownership change,” as defined in Internal Revenue Code Section 382, in connection with the merger. When such an ownership change occurs, Section 382 limits the companies’ future ability to utilize any net operating losses, or NOLs, generated before the ownership change and certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the ownership change. The companies’ ability to utilize new NOLs arising after the ownership change would not be affected. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation’s stock by more than 50 percentage points in the shorter of any three-year period or the period since the last ownership change.
The airline industry is intensely competitive.
Our competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which have more financial resources or lower cost structures than ours, and other forms of transportation, including rail and private automobiles. In most of our markets we compete with at least one other low-cost air carrier. Our revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial adverse impact on overall industry revenues. These factors may become even more significant in periods when the industry experiences large losses, as airlines under financial stress, or in bankruptcy, may institute pricing structures intended to achieve near-term survival rather than long-term viability.
Certain US Airways Group liabilities were not fully extinguished as a result of confirmation of the plan of reorganization.
While a significant amount of US Airways Group’s prepetition liabilities were discharged as a result of the bankruptcy proceedings, a large number of US Airways Group obligations remain in effect following the merger. Various agreements and liabilities remain in place, including secured financings, aircraft agreements, certain environmental liabilities, certain grievances with our labor unions, leases and other contracts, as well as allowed administrative claims, that will still subject us to substantial obligations and liabilities.
Interruptions or disruptions in service at one of our hub airports could have a material adverse impact on our operations.
We expect that we will operate primarily through primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in Pittsburgh, Las Vegas, New York, Washington, D.C. and Boston. A majority of our flights either originate or fly into one of these hubs. A significant interruption or disruption in service at one of our hubs could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, operations and financial performance.
We are at risk of losses and adverse publicity stemming from any accident involving any of our aircraft.
If one of our aircraft were to be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any future accidents may be inadequate. In the event that US Airways Group’s insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving an aircraft that US Airways Group operates could create a public perception that our aircraft are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on US Airways Group’s aircraft and adversely impact our financial condition and operations.

Our business is subject to weather factors and seasonal variations in airline travel, which cause our results to fluctuate.
Our operations are vulnerable to severe weather conditions in parts of our network that could disrupt service, create air traffic control problems, decrease revenue, and increase costs, such as during hurricane season in the Caribbean and Southeast United States, and snow and severe winters in the Northeast United States. In addition, the air travel business historically fluctuates on a seasonal basis. Due to the greater demand for air and leisure travel during the summer months, revenues in the airline industry in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year. The results of operations of the combined company will likely reflect weather factors and seasonality, and therefore quarterly results are not necessarily indicative of those for an entire year and the prior results of America West Holdings and US Airways Group are not necessarily indicative of the combined company’s future results.
Employee benefit plans represent significant continuing costs to the sponsoring employers.
US Airways Group and its subsidiaries sponsor employee benefit plans and arrangements that provide retirement, medical, disability, and other benefits to our employees and participating retirees. Many of the benefits provided under these plans are mandated under various collective bargaining agreements, while others are provided on a voluntary basis as a means to recruit and retain valuable employees. While US Airways Group recently terminated certain defined benefit pension plan and related retiree benefits, the benefit obligations associated with the remaining employee benefit plans and related costs represent a substantial continuing cost to the sponsors. In addition, many of these employee benefit plans are subject to federal laws such as the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, and must be maintained accordingly. Continued compliance with these employee benefit plans’ rules is necessary, as even unintentional failures to comply can result in significant fines and penalties. Employee benefit plans in general also are increasingly the subject of protracted litigation, especially following significant plan design changes. Certain of the plans sponsored by the subsidiaries of US Airways Group have undergone several changes in connection with the Chapter 11 cases.
Risks Related to Our Common Stock
Our common stock has limited trading history and its market price may be volatile.
Because our common stock began trading on the NYSE on September 27, 2005, there is only a limited trading history for our common stock. The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	our operating results failing to meet the expectations of securities analysts or investors;

•	changes in financial estimates or recommendations by securities analysts;

•	material announcements by us or our competitors;

•	movements in fuel prices;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	general and industry-specific economic conditions;

•	public sales of a substantial number of shares of our common stock following this offering; and

•	general market conditions.
Substantial sales of our common stock after the merger could cause our stock price to fall.
Upon completion of all of the merger related equity transactions, we had outstanding approximately 77.1 million shares of common stock. Each of the new equity investors entered into a stockholders agreement that prohibits the equity investors’ sale of our common stock for a period of six months following

September 27, 2005. The stockholders agreement generally provides that the equity investors will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them, subject to limited exceptions. Approximately 44.0 million shares, or 57% of the outstanding shares of our common stock, owned by the equity investors will be eligible for resale after the expiration of the lock-up period. In addition, under the terms of a Pension Benefit Guarantee Corporation, or PBGC, settlement under US Airways Group’s plan of reorganization, the approximately 4.9 million shares of common stock issued to the PBGC may not be sold, assigned, transferred or pledged prior to the end of five months after September 27, 2005. Sales of these shares into the market after the expiration of the respective lock-up periods could cause the market price of our common stock to drop significantly, even if our business is doing well.
Conversion of our convertible notes will dilute the ownership interest of existing shareholders and could adversely affect the market price of our common stock.
The conversion of some or all of our outstanding convertible notes, including US Airways Group’s 7% Senior Convertible Notes due 2020 or America West Holdings Corporation’s 7.5% Convertible Senior Notes due 2009, will dilute the ownership interests of existing shareholders. Beginning January 18, 2005, the 7.5% notes became convertible into shares of our common stock, at the option of the holder. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.
A small number of shareholders beneficially own a substantial amount of our common stock.
A significant portion of US Airways Group’s common stock is beneficially owned by a relatively small number of equity investors. As a result, until these stockholders sell a substantial portion of their shares, they will have a greater percentage vote in matters that may be presented for a vote to stockholders than most other stockholders. This may make it more difficult for other stockholders to influence votes on matters that may come before stockholders of US Airways Group.
Certain provisions of the amended and restated certificate of incorporation and amended and restated bylaws of US Airways Group will make it difficult for stockholders to change the composition of our board of directors and may discourage takeover attempts that some of our stockholders may consider beneficial.
Certain provisions of the second amended and restated certificate of incorporation and second amended and restated bylaws of US Airways Group may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of US Airways Group and its stockholders. These provisions include, among other things, the following:

•	a classified board of directors with three-year staggered terms;

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of US Airways Group’s board of directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

•	a prohibition against stockholders calling special meetings of stockholders;

•	requiring the approval of holders of at least 80% of the voting power of the shares entitled to vote in the election of directors for the stockholders to amend the second amended and restated bylaws; and

•	super majority voting requirements to modify or amend specified provisions of US Airways Group’s amended and restated certificate of incorporation.

These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of US Airways Group’s stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable our board of directors to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, US Airways Group is subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits business combinations with interested stockholders. Interested stockholders do not include stockholders whose acquisition of US Airways Group’s securities is pre-approved by the board of directors under Section 203.
Our charter documents include provisions limiting voting and ownership by foreign owners.
Our amended and restated certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States if the number of such shares would exceed 24.9% of the voting stock of our company. In addition, any attempt to transfer equity securities to a non-U.S. person in excess of 49.9% of our outstanding equity securities will be void and of no effect.
Risks Related to the Notes
There are no restrictive covenants in the indenture for the notes limiting our ability to incur future indebtedness or complete other transactions, and the guarantees of our subsidiaries may be voided in some circumstances.
The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional indebtedness, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such indebtedness, or indebtedness at the non-guarantor subsidiary level. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our indebtedness, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors. The notes are guaranteed by our two major operating subsidiaries only. The guarantee of any particular subsidiary guarantor may be subject to review and possible avoidance under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance and fraudulent transfer laws if a bankruptcy or reorganization case is commenced by or against such subsidiary guarantor or a lawsuit is commenced or a judgment is obtained by an unpaid creditor of such subsidiary guarantor. If a guarantee is voided as a fraudulent conveyance or fraudulent transfer or found to be unenforceable for any other reason, you will not have a claim against that subsidiary guarantor and will only be a creditor of ours or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.
The notes and the guarantees rank equally in right of payment with all of our existing and future senior debt, including trade payables, and are effectively subordinate to all of our secured debt.
If a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees. The notes are general unsecured senior obligations that rank equally in right of payment with all of our existing and future senior debt, including trade payables. In addition, because the notes are unsecured, the notes are effectively subordinate to any secured debt with respect to the right to be satisfied from the assets that secure such secured debt as collateral. As of September 30, 2005, on a consolidated basis, we and the guarantors have $3.5 billion of senior debt, $2.9 billion of which is secured and to which the notes and the related guarantees are effectively subordinate. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured debt will be available to pay obligations on the notes only after all secured debt has been repaid in full from our assets, and our senior creditors have been satisfied. The guarantees of the notes have a similar ranking with respect to secured and unsecured senior debt of the subsidiaries as the notes do with respect to our secured and unsecured senior debt. The notes are structurally subordinated to all of the debt and other liabilities, including trade payables, of our subsidiaries that are not guarantors of the notes. Some, but not all, of our subsidiaries guarantee the notes. Holders of notes do not have any claim as a creditor against our subsidiaries that are not guarantors of the notes. Therefore, debt and other liabilities, including trade payables, whether secured or unsecured, of our nonguarantor subsidiaries are effectively senior to your claims against those subsidiaries.
Transfers of the notes and the common stock issuable upon conversion of the notes may be restricted.
We offered the notes and the common stock issuable upon conversion of the notes in reliance upon exemptions from registration under the Securities Act and applicable state securities laws. As a result, you may transfer or resell the notes and the common stock issuable upon conversion of the notes only in a transaction registered in accordance with, or exempt from, these registration requirements. Pursuant to the registration rights agreement described herein, we agreed to use our reasonable efforts to file the registration statement, of which this prospectus forms a part, with the SEC to register the notes and the common stock issuable upon conversion of the notes and to use our reasonable efforts to ensure that the registration statement becomes effective. However, we cannot assure you that the registration statement will be declared effective or will remain effective or that there will be an active trading market for the notes. If the registration statement is not effective, this could adversely affect the liquidity and price of the notes and common stock issuable upon conversion of the notes. If we do not comply with our registration obligations with respect to the notes, we will be obligated to pay liquidated damages to holders of the notes and our common stock issuable upon conversion of the notes. Selling securityholders who sell notes or common stock issuable upon conversion of the notes pursuant to a shelf registration statement may be subject to certain restrictions and potential liability under the Securities Act. See “Description of Notes — Registration Rights.”
Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.
Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have an adverse effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.
The make whole premium that may be payable upon conversion in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such change in control.
If you convert notes in connection with a change in control that occurs prior to October 5, 2015, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of Notes — Adjustment of Conversion Rate — Determination of Make Whole Premium.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a change in control, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a change in control occurs after October 5, 2015 or in some other cases described below under “Description of Notes — Determination of Make Whole Premium,” there will be no such make whole premium.
Because your right to require us to repurchase the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a change in control under the indenture.
The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes at the option of the holders upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase at the Option of the Holders upon a Fundamental Change.”
If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
We may not have the ability to purchase notes when required under the terms of the notes.
Holders of notes may require us to purchase for cash (or, at our election, shares of our common stock) all or a portion of their notes upon the occurrence of certain specific types of change in control events and on September 30, 2010 and September 30, 2015. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.
You should consider the United States federal income tax consequences of owning the notes.
You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into cash or a combination of common stock and/or cash, as well as the possibility of phantom income resulting from certain changes (or failure to make certain changes) in the conversion rate. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Material United States Federal Income Tax Considerations.”
An active trading market for the notes may not develop.
The notes are a new issue of securities for which there was formerly no public market, and no active trading market might ever develop. Except for the Nasdaq National Market’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages,” which will not be available for notes sold under this registration statement, there currently is no trading market for the notes. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices of the notes may be harmed.
We do not intend to list the notes on a securities exchange. The notes are eligible for trading on PORTAL but PORTAL will not be available for notes sold under this registration statement. We have been advised by the initial purchaser that it presently intends to make a market in the notes. However, the initial purchaser is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchaser ceases to act as the market maker for the notes, we cannot assure you another firm or person will make a market in the notes.
The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

RATIO OF EARNINGS TO FIXED CHARGES
US Airways Group merged with America West Holdings on September 27, 2005. The merger was accounted for as a “reverse acquisition” with America West Holdings treated as the acquirer for accounting and financial reporting purposes. As a result, the historical financial statements of America West Holdings became the financial statements of US Airways Group effective with the merger. The financial data presented below for US Airways Group reflects the data of America West Holdings prior to the merger and is derived from and should be read in conjunction with America West Holdings’ audited financial statements for the respective periods and the unaudited financial statements on Form 10-Q for the nine months ended September 30, 2005.
      The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2005 and for each of the five years in the period ended December 31, 2004.

	Nine Months		Year Ended December 31,
	Ended September 30,
	2005		2004		2003	2002		2001		2000

Ratio of earnings (loss) to fixed charges	(a	)	(a	)	1.26	(a	)	(a	)	1.09
For purposes of the table, “earnings” consists of income (loss) before income taxes and extraordinary items plus fixed charges less capitalized interest. Fixed charges consist of interest expense, including amortization of debt expense, one third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.

(a)	Earnings for the nine months ended September 30, 2005 and the years ended December 31, 2004, 2002 and 2001 were not sufficient to cover fixed charges by $42.5 million, $91.2 million, $217.7 million and $336.9 million, respectively.

FORWARD-LOOKING STATEMENTS
      Certain of the statements contained herein or incorporated by reference herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the Company’s outlook, expected fuel costs, the revenue environment, and the Company’s expected 2005 financial performance. These statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. These risks and uncertainties include, but are not limited to, those described above under the caption “Risk Factors” and the following:

•	the ability of the Company to achieve the synergies anticipated as a result of the merger and to achieve such synergies in a timely manner;

•	the ability of the Company to obtain and maintain any necessary financing for operations and other purposes;

•	the ability of the Company to maintain adequate liquidity;

•	the impact of historically high fuel prices;

•	the ability to integrate the management and operations of the Company and America West Holdings;

•	the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events;

•	changes in prevailing interest rates;

•	the ability to attract and retain qualified personnel;

•	the ability of the Company to attract and retain customers;

•	the cyclical nature of the airline industry;

•	competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines;

•	economic conditions;

•	reliance on automated systems and the impact of any failure of these systems;

•	labor costs;

•	security-related and insurance costs;

•	weather conditions;

•	government legislation and regulation;

•	relations with unionized employees generally and the impact and outcome of the labor negotiations;

•	the ability of the Company to obtain and maintain normal terms with vendors and service providers;

•	the Company’s ability to maintain contracts that are critical to its operations;

•	the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); and

•	other risks and uncertainties listed from time to time in the Company’s and America West Holdings’ reports to the SEC.
      All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.”
      There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these estimates other than as required by law.
      You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.
USE OF PROCEEDS
      We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes. All proceeds will be for the accounts of the selling securityholders, as described in the sections below entitled “Selling Securityholders” and “Plan of Distribution.”
      The gross proceeds from the original offering of the notes by us were approximately $143,750,000, before deducting the initial purchaser’s discount and offering expenses. We paid $125 million of the gross proceeds to General Electric and its affiliates (GE) on September 30, 2005 pursuant to certain agreements among GE and US Airways Group under which GE agreed to restructure certain loan and aircraft purchase and lease obligations, in consideration for the early return of certain aircraft and engines, the assumption of certain modified leases and the payment of $125 million in cash by September 30, 2005.
SELLING SECURITYHOLDERS
      We originally issued the notes in a private placement which closed on September 30, 2005. The notes were resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial purchaser in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act. The notes and the underlying common stock of US Airways Group that may be offered with this prospectus will be offered by the selling securityholders. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests. Our registration for resale of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or shares of common stock.
      The following table sets forth certain information regarding the selling securityholders as of November 30, 2005, including the name of each selling secuirtyholder, the principal amount of notes beneficially owned by each selling securityholder, the number of shares of underlying common stock of US Airways Group that each selling securityholder beneficially owns prior to this offering, the number of shares of underlying common stock of US Airways Group that may be offered from time to time by each selling securityholder pursuant to this prospectus, and the number and percentage ownership of shares held by the selling securityholders after the registration if all registered shares are sold. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 41.4508 shares per $1,000 principal amount of the notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000.
      We have prepared the table below based on information given to us by the selling securityholders on or prior to the date of this prospectus. Because the selling securityholders may offer all or some portion of the notes or the underlying shares of common stock, we have assumed for purposes of this table that the selling securityholders will sell all of the notes and all of the underlying shares of common stock offered by this prospectus. The selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us.
      Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. Any changed information about the selling securityholders that is properly communicated to us by the selling securityholders will be set forth in prospectus supplements and/or amendments to the extent required, as permitted under applicable SEC rules and regulations. We have no arrangements or understandings with any selling securityholders to distribute the securities. None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the last three years.
      The price at which the selling securityholders may sell the shares will be determined by the prevailing market for the notes or underlying shares or in negotiated transactions. The selling securityholders may sell any or all of the notes or underlying shares, subject to federal and state securities laws, but are under no obligation to do so.

			Number of	Number of	Percentage
	Principal		Shares of	Shares of	of Shares
	Amount at	Number of	Common	Common	of Common
	Maturity of	Shares of	Stock	Stock	Stock
	Notes	Common Stock	Beneficially	Beneficially	Beneficially
	Beneficially	that may be	Owned	Owned	Owned
	Owned and	Sold in the	Before the	After the	After the
Name	Offered (1)	Offering (2)	Offering	Offering (3)	Offering (3)

Acuity Master Fund, Ltd.(5)	$5,000,000	207,254	0	0	0
A.G. Offshore Convertibles, Ltd.(4)(6)	$6,000,000	248,704	0	0	0
Amaranth LLC(4)(7)	$30,000,000	1,243,524	0	0	0
BNP Paribas Equity Strategies, SNC(4)(8)	$1,708,000	70,797	0	0	0
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.(14)	$1,357,000	56,248	0	0	0
Citigroup Alternative Investments QIP Multi-Strategy Arbitrage Portfolio(14)	$2,206,000	91,440	0	0	0
CooperNeff Convertible Strategies (Cayman) Master Fund LP(8)	$145,000	6,010	0	0	0
Duma Master Fund, L.P.(9)	$3,000,000	124,352	0	0	0
Ellington Overseas Partners, LTD(10)	$2,500,000	103,627	0	0	0
Highbridge International LLC(11)	$5,000,000	207,254	0	0	0
JMG Triton Offshore Fund, Ltd.(12)	$3,500,000	145,077	0	0	0
Lyxor/ Convertible Arbitrage Fund Limited(8)	$144,000	5,968	0	0	0
Polygon Global Opportunities Master Fund(13)	$4,000,000	165,803	0	0	0
Saranac Erisa Arbitrage LTD(14)	$711,000	29,471	0	0	0
Saranac Erisa Arbitrage LP(14)	$312,000	12,932	0	0	0
Saranac Arbitrage LTD(14)	$414,000	17,160	0	0	0
Singlehedge US Convertible Arbitrage Fund(8)	$183,000	7,585	0	0	0
Sturgeon Limited(4)(8)	$362,000	15,005	0	0	0
Vicis Capital Master Fund	$1,000,000	41,450	0	0	0

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who posses sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after November 30, 2005.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 41.4508 shares of common stock per $1,000.00 original principal amount of the notes. However, this conversion rate is subject to adjustment as described under “Description of the Notes — Adjustment of Conversion Rate.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Assumes that each selling securityholder will sell all of such stockholder’s shares of common stock being registered hereby. Based on each selling securityholder’s beneficial ownership of shares of common stock as of November 30, 2005. Calculated based on 81,908,430 shares of common stock outstanding as of November 30, 2005 and on each selling securityholder’s beneficial ownership of shares of common stock as of November 30, 2005.

(4)	These selling securityholders are affiliates of registered broker-dealers and have advised us that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the underlying shares of common stock.

(5)	Howard Needle and David J. Harris have sole investment control and voting power over the securities held by Acuity Master Fund, Ltd.

(6)	John M. Angelo and Michael L. Gordon have sole investment control and voting power over the securities held by A.G. Offshore Convertibles, Ltd.

(7)	Amaranth Advisors L.L.C., the Trading Advisor for Amaranth LLC, exercises dispositive powers with respect to the notes, and voting and/or dispositive power with respect to the common stock underlying the notes. Amaranth Advisors L.L.C., has designated authorized signatories who will sign on behalf of Amaranth LLC, the selling securityholder. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(8)	CooperNeff Advisors Inc. has sole investment control and shared voting control over the securities. Christian Menestrier is the CEO of CooperNeff Advisors Inc.

(9)	Nadeem Walji has sole investment control and voting power over the securities held by Duma Master Fund, L.P.

(10)	Ellington Management Group, LLC is the investment adviser of Ellington Overseas Partners, LTD. Michael Vranos, as principal of Ellington Management Group, LLC, has voting power and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the securities offered hereby except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington Overseas Partners, LTD.

(11)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(12)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an International business company organized under the laws of the British Virgin Islands. The Fund’s Investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(13)	The Board of Directors of Polygon Global Global Opportunities Master Fund are Alex Jackson, Reade Griffith, Andrew Farquhar, Byron Krief, Greville Ward, Luke Portifell.

(14)	Saranac Capital Management GP LLC is the general partner of Saranac Capital Management LP and has sole voting power and investment control over the securities. Ross Margolies is the CIO of Saranac Capital Management LP.
     Only selling securityholders identified above who beneficially own the securities set forth opposite each such selling securityholders’s name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell such securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, this prospectus will be supplemented (if those notes and the underlying common stock were previously listed above as being owned by a holder identified above and being offered by that identified holder), or the registration statement of which this prospectus is a part will be amended (if those notes and the underlying common stock were not so previously listed), as permitted by applicable SEC rules and regulations, to set forth the name and other information about the holder intending to sell such notes and/or underlying common stock. The prospectus supplement or post-effective amendment, as applicable, will also disclose whether any selling securityholder selling in connection therewith has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement or post-effective amendment, as applicable, if such information has not been disclosed in this prospectus.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The selling securityholders and their successors, which includes their pledgees, donees, partnership distributees, other transferees receiving the notes or the common stock from the selling securityholders in non-sale transfers, may sell the notes and the common stock underlying the notes directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The notes and the underlying common stock may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
      These prices will be determined by the selling securityholders or by, for example, agreement between these selling stockholders and underwriters or dealers who may receive fees or commissions in connection with the sale.
      These sales may be effected in transactions, which may involve block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions other than on these exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

•	by any other method permitted pursuant to applicable law.
      Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock underlying the notes and deliver these securities to close out short positions, short and deliver the notes and the common stock underlying the notes to close out short positions, or loan or pledge the notes or the common stock underlying the notes to broker-dealers that in turn may sell these securities.
      The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock underlying the notes will be the purchase price of the notes or the common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the notes in accordance with the terms of the indenture), any proposed purchase of notes or common stock to be made directly or through agents.
      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and the common stock underlying the notes may sell in some jurisdictions through registered or licensed broker dealers.
      Our outstanding common stock is listed for trading on the New York Stock Exchange. Upon their initial issuance, the notes were eligible for trading in the PORTAL system. However, the notes sold using this prospectus will not be eligible for trading in the PORTAL system and we cannot assure you about the liquidity of or the development of any trading market for the notes. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock underlying the notes may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the common stock underlying the notes may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
      In addition, Regulation M under the Securities Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
      The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any.
      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The selling securityholders may also, from time to time, sell the other shares of our common stock that they own and that are not covered by this prospectus under Rule 144 or Rule 144A of the Securities Act if they meet the requirements of those rules. Each selling securityholder has represented that it will not sell any notes or any common stock pursuant to this prospectus except as described in this prospectus.
      If required, the specific notes or the common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      We entered into a registration rights agreement for the benefit of the holders of the notes. Pursuant to this registration rights agreement, we agreed to register the notes and the common stock underlying the notes with the SEC under specific circumstances and specific times. In addition, the selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock underlying the notes, except that the selling securityholders will pay all brokers’ commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF THE NOTES
      We issued the notes under the indenture, dated September 30, 2005, among US Airways Group, as issuer, US Airways, Inc. and America West Airlines, Inc., as guarantors, and U.S. Bank National Association, as trustee. As used in this description of notes, the words “our company,” “we,” or “our” “US Airways Group” refer only to US Airways Group, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read in their entirety because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.
General
      The notes initially issued under the indenture were limited to the aggregate principal amount of $143,750,000. The terms of the notes include those provisions contained in the notes and the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes are referred to the notes, the indenture and the Trust Indenture Act for a statement thereof, which we urge you to read in their entirety because they define your rights as a note holder.
      Interest on the notes accrues at the rate of 7% per year from and including September 30, 2005 or the most recent interest payment date to which interest has been paid or provided for, and is payable semi-annually in arrears on March 30 and September 30 of each year, beginning March 30, 2006. Interest will be paid to each registered holder at the close of business on the March 15 or September 15 (whether or not a business day in New York City) immediately preceding the applicable interest payment date, each of which we refer to as a record date. Interest on the notes is computed on the basis of a 360-day year consisting of twelve 30-day months.
      In addition, we may pay additional interest on the notes under the circumstances described below under “Registration Rights.”
      The notes will mature on September 30, 2020 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) earlier redeemed by us at our option or repurchased by us at a holder’s option at certain times as described under “— Provisional Redemption of the Notes at Our Option,” “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders upon a Fundamental Change” below or (2) converted at a holder’s option as permitted under “— Conversion Rights” below. We are not required to maintain a sinking fund for the repayment of the notes.
      The notes were issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “— Book-Entry System.”
      If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day in New York City, the payment otherwise required to be made on such date will be made on the next such business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.
Ranking of the Notes
      The notes are senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness. However, the notes are effectively subordinated to our secured indebtedness (to the extent of the value of the collateral securing the same). As of September 30, 2005, US Airways Group, excluding its subsidiaries, had no other outstanding senior secured or unsecured indebtedness. The indenture governing the notes does not prohibit us or any of our affiliates or subsidiaries from incurring additional indebtedness or issuing preferred equity in the future. See “Risk Factors — Risks Related to the Offering — The notes and the guarantees rank equally in right of payment with all of our existing and future senior debt, including trade payables, and are effectively subordinate to all of our secured debt.”

Guarantees
      Each of our two major operating subsidiaries, US Airways, Inc. and America West Airlines, Inc., is a guarantor under the indenture.
      The guarantors jointly and severally fully and unconditionally guarantee our obligations under the notes on an unsecured senior basis. Each guarantee of a guarantor is equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of such guarantor. The guarantees are effectively subordinated to the guarantors’ secured indebtedness to the extent of the security. The obligation of each guarantor under its guarantee is limited to the greatest amount that would not render its obligations under the guarantee subject to avoidance as fraudulent conveyance or fraudulent transfer under applicable law.
      As of September 30, 2005, the guarantors had an aggregate of $2.9 billion of senior secured indebtedness outstanding which consisted primarily of $1.8 billion of notes payable related to our aircraft fleet and $832 million related to the ATSB guaranteed loan. The guarantors also had $41.7 million of letters of credit outstanding at September 30, 2005.
      The indenture provides that so long as no default exists or would exist, the guarantee issued by any guarantor will be automatically and unconditionally released and discharged upon any sale to any person that is not affiliated with us of all of the capital stock of such guarantor owned, directly or indirectly, by us, which transaction is otherwise in compliance with the indenture.
Conversion Rights
      Holders may convert at any time on or prior to maturity or redemption any outstanding notes (or $1,000 portions thereof) into shares of our common stock initially at a conversion rate of 41.4508 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $24.12 per common share). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and is subject to adjustment as described herein. Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price.
      Upon conversion of a note, a holder will not receive any cash payment of interest, subject to certain exceptions, and we will not adjust the conversion rate to account for accrued and unpaid interest.
      Holders of notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment will be made (1) if we have specified a redemption date that is after such record date and on or prior to such interest payment date or (2) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.
      A holder wishing to exercise its conversion rights must deliver an irrevocable duly completed conversion notice to the conversion agent. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of shares of our common stock for which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but within the time periods specified below, following the conversion date (subject to our ability to elect to deliver cash, or a combination of cash and shares of our common stock). The trustee will initially act as the conversion agent.
      We may elect to pay holders surrendering notes for conversion an amount in cash per note (or a portion of a note) equal to the average closing price of our common stock over the ten trading day period starting on and including the third trading day following the conversion date multiplied by the conversion rate in effect on the conversion date (or portion of the conversion rate applicable to a portion of a note if a combination of our common stock and cash is to be delivered) for a combination of cash and common stock at our election. We will inform such holders through the trustee no later than two business days following the conversion date of our election to pay cash in lieu of delivery of the shares or to deliver a combination of our common stock and cash. If we elect to deliver solely shares of our common stock, these will be delivered through the conversion agent no later than the third business day following the conversion date. If we elect to deliver a combination of shares of our common stock and cash or to pay all of such payment in cash, such delivery and payment will be made to holders surrendering notes no later than the fifteenth business day following the applicable conversion date.
      The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange or, if our common stock is not quoted on the New York Stock Exchange, as reported by the principal national securities conversion or quotation system on which our common stock is then listed or otherwise as provided in the indenture.
      The “conversion price” as of any day will equal $1,000 divided by the conversion rate. If we redeem the notes, we will make an additional payment equal to the total value of the aggregate amount of the interest otherwise payable on the notes from the last day through which interest was paid on the notes through the date of redemption. We must make these payments on all notes called for redemption, including notes converted after the date we mailed the notice.
      If a holder has already delivered a repurchase notice as described under either “— Repurchase at Option of Holders on Certain Dates” or “— Repurchase at Option of Holders upon a Fundamental Change,” with respect to a note, that holder may not tender that note for conversion until the holder has properly withdrawn the repurchase notice.
      Upon surrender of a note for conversion, the holder shall deliver to us cash equal to the amount that we are required to deduct and withhold under applicable law in connection with such conversion; provided, however, that if the holder does not deliver such cash, we may deduct and withhold from the consideration otherwise deliverable to such holder the amount required to be deducted and withheld under applicable law.
      Holders may surrender their notes for conversion of shares of our common stock at the applicable conversion rate at any time prior to the close of business on the second business day immediately preceding the stated maturity date.
Conversion Procedures
      To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.
      On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion rather than canceled, extinguished or forfeited. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.
      As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.
Adjustment of Conversion Rate
      The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our common stock as a dividend or distribution on our common stock;

(2) subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of rights or warrants entitling them to purchase for a period expiring within 45 days of the record date of such issuance our common stock (or securities convertible into our common stock) at less than (or having conversion price per share less than) the current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock or shares of our capital stock (other than common stock) of evidences of indebtedness or assets, including securities, but excluding (A) the rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph or (C) dividends or distributions paid exclusively in cash;

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders of our common stock in respect of a tender offer or conversion offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or conversions may be made pursuant to such tender offer or conversion offer.
      Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to clause (5) or (6) above, in no event will the conversion rate exceed 51.8134 shares of our common stock per $1,000 principal amount of notes, subject to adjustment pursuant to clauses (1) through (4) above.
      No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or convertible for our common stock or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of notes are entitled to participate in the transactions described above.
      In the case of:

•	any reclassification or change of our common stock (other than changes resulting from a subdivision or combination); or

•	consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in conversion for our common stock, holders of notes will be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been exchanged into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in a reclassification, change, consolidation, merger combination, sale or conveyance, we will make adequate provision whereby the holders of the notes shall have the opportunity, on a timely basis, to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible. Such determination shall be based on the blended, weighted average of elections made by holders of the notes who participate in such determination and shall be subject to any limitations to which all of the holders of our common stock are subject to, such as pro rata reductions applicable to any portion of the consideration payable. We may not become a party to any such transaction unless its terms are consistent with the foregoing.
      If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to holders. See “Material United States Federal Income Tax Considerations.” We may make such reductions in the conversion price, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
      We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such decrease.
Determination of Make Whole Premium
      If a transaction described in the definition of change in control (as set forth under “— Repurchase at Option of Holders upon a Fundamental Change” below) occurs prior to October 5, 2015 and a holder elects to convert its notes in connection with such transaction, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional change in control shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such a change in control transaction if the notice of conversion of the notes is received by the conversion agent from and including the date that is 15 business days prior to the anticipated effective date of the change in control up to and including the business day prior to the repurchase date as described under “— Repurchase at Option of Holders upon a Fundamental Change.”
      The number of additional change in control shares will be determined by reference to the table below and is based on the date on which such change in control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the change in control transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock on the ten consecutive trading days up to but excluding the effective date.
      The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted (other than any increase to the conversion rate for a change in control as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional change in control shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “— Adjustment of Conversion Rate.”
      The following table sets forth the stock price and number of additional change in control shares of our common stock to be received per $1,000 principal amount of notes:

	Stock Price on Effective Date

Effective Date	$19.30	$21.00	$23.00	$25.00	$30.00	$35.00	$40.00	$50.00	$75.00

September 30, 2005	10.3626	9.3277	8.4459	7.5743	6.0015	4.8230	3.9725	2.7749	1.1579
October 5, 2006	10.3626	8.1632	7.2509	6.5720	5.2160	4.2049	3.4869	2.4553	1.0872
October 5, 2007	10.3626	6.7262	5.9638	5.3504	4.2336	3.4565	2.8699	2.0444	0.9482
October 5, 2008	10.3626	6.1682	4.3243	3.8434	3.0763	2.5226	2.1010	1.5158	0.7325
October 5, 2009	10.3626	6.1682	2.0275	2.0501	1.6833	1.3791	1.1544	0.8395	0.4196
October 5, 2010	10.3626	6.1682	3.0979	1.1780	—	—	—	—	—
October 5, 2011	10.3626	6.1682	2.0275	1.1723	—	—	—	—	—
October 5, 2012	10.3626	6.1682	3.0695	1.0715	—	—	—	—	—
October 5, 2013	10.3626	6.1682	2.9366	0.9885	—	—	—	—	—
October 5, 2014	10.3626	6.1682	2.3085	0.9761	—	—	—	—	—
October 5, 2015	—	—	—	—	—	—	—	—	—
      The exact stock prices and effective dates may not be set forth in the table, in which case:

(1) if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional change in control shares will be determined by straight-line interpolation between the number of additional change in control shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2) if the stock price is in excess of $75.00 per share of our common stock (subject to adjustment), no additional change in control shares will be issued upon conversion; and

(3) if the stock price is less than $19.30 per share of our common stock (subject to adjustment), no additional change in control shares will be issued upon conversion.
      Notwithstanding the foregoing, in no event will the total number of our common shares issuable upon conversion exceed 51.8134 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) set forth above under “— Adjustment of Conversion Rate.”
      Our obligation to deliver the additional change in control shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Provisional Redemption of Notes at Our Option
      We do not have the right to redeem any notes prior to October 5, 2010.
      Beginning on October 5, 2010, we may redeem the notes in whole or in part for cash at any time at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to the redemption date if the closing price of our common stock has exceeded 115% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day before the date on which we mail the optional redemption notice.
      We will give at least 30 days, but not more than 60 days, notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.
Repurchase at Option of Holders on Certain Dates
      Holders of notes may require us to repurchase their notes in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on September 30, 2010 and September 30, 2015 for cash, shares or a combination thereof, in our sole discretion, equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.
      Holders must deliver a written repurchase notice to the paying agent, which initially is the trustee, during the period beginning at any time from the opening of business on the date that is 20 days prior to the repurchase date until the close of business on the second business day prior to the repurchase date. Our repurchase obligation will be subject to certain additional conditions.
      On or before the 20th day prior to each repurchase date, we will provide to the trustee, to any paying agent and to all holders of the notes, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the amount of the repurchase price;

•	whether we elect to deliver shares of common stock to satisfy all or a portion of the purchase price, specifying the percentages being satisfied in common stock;

•	if we elect to deliver common stock, the calculation of the market price of the common stock; and

•	the procedures that holders must follow to require us to repurchase their notes.
      We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish that information in a newspaper of general circulation in New York City or on our website, or through such other public medium as we deem appropriate at that time.
      A holder’s notice electing to require us to repurchase notes must specify:

•	that such notice complies with appropriate procedures of The Depository Trust Company, or DTC;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

•	in the event we elect, pursuant to the notice that we are required to give, to deliver shares of common stock, in full or in partial satisfaction of the purchase price, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

•	to withdraw the purchase notice as to some or all of the notes to which it relates; or

•	to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.
      If the purchase price for the notes subject to the purchase notice is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice.
      Holders may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal must specify:

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn;

•	that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn notes in book-entry form; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice.
      If we elect to deliver, in full or in partial satisfaction of the purchase price, shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price (less a 2.5% discount) of a share of common stock.
      We will pay cash in lieu of, and based on the market price (less a 2.5% discount), for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.
      Holders electing to require us to repurchase notes must either effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures or deliver the notes in certificated form, together with necessary endorsements, to the paying agent prior to the repurchase date to receive payment of the repurchase price on the repurchase date. We will pay the repurchase price within two business days after any such transfer or delivery on or after the repurchase date.
      If the paying agent holds funds sufficient to pay the repurchase price of the notes on the business date following the repurchase date, then immediately after the repurchase date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.
      In connection with any repurchase offer, we will, if required, comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which may then be applicable, and file a Schedule TO if required or any other required schedule under the Exchange Act.
Repurchase at Option of Holders upon a Fundamental Change
      If a fundamental change occurs at any time prior to maturity, holders of notes may require us to repurchase their notes in whole or in part for cash, shares or a combination thereof, equal to 100% of the principal amount of the notes to be repurchased plus unpaid interest, if any, accrued to the repurchase date.
      Within 20 days after the occurrence of a fundamental change, we are obligated to give to the holders of the notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the repurchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in a newspaper of general circulation in New York City or on our website, or through such other public medium as we deem appropriate at that time.
      To exercise its repurchase right, a holder of notes must deliver written notice of such holder’s exercise of its repurchase right to the trustee prior to the close of business on the fifth business day prior to the repurchase date.

      Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth business day prior to the repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the principal amount of notes in respect of which the repurchase notice is being withdrawn;

•	that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn notes in book-entry form; and

•	the principal amount of notes, if any, that remains subject to the repurchase notice.
      Holders electing to require us to repurchase notes must effect book-entry transfer of notes in book-entry form in compliance with appropriate DTC procedures. We will pay the repurchase price within two business days after any such transfer on or after the repurchase date.
      If the paying agent holds funds sufficient to pay the repurchase price of the notes on the repurchase date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the repurchase price.
      A “fundamental change” will be deemed to occur upon a change in control or a termination of trading.
      A “change in control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of our total outstanding voting stock other than an acquisition by us, any of our subsidiaries or any of its or our employee benefit plans;

•	we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than:

•	any transaction (A) that does not result in any reclassification, conversion, or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

•	any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or conversion of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•	we approve a plan of liquidation or dissolution.
      Notwithstanding the foregoing, it will not constitute a change of control if the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change in control consists entirely of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible into such common stock or American Depositary Shares representing shares of common stock.
      Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
      A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities conversion nor approved for trading on an established automated over-the-counter trading market in the United States.
      The definition of fundamental change includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.
      Rule 13e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.
      We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase notes at the option of the holders of notes upon a fundamental change. In some circumstances, the fundamental change purchase feature of the notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is the result of negotiations between us and the initial purchaser of the notes.
      We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
      The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.
      No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.
Election to Pay Purchase Price in Common Stock
      We may, at our option, elect to pay the purchase price for notes held by holders who elect to have their notes purchased pursuant to the foregoing in cash, shares of our common stock valued at a discount of 2.5% from the market price of our common stock, or any combination thereof. If the purchase is in connection with a merger or similar transaction, we may, at our option, pay the purchase price in securities or other consideration received by our stockholders in such transaction. If the amount of stock to be issued in connection with any purchase equals or exceeds 20% of the voting power of our outstanding stock prior to the issuance in connection with the purchase, we may, under New York Stock Exchange rules, be required to obtain the approval of our stockholders for such an issuance. Our credit facilities and other indebtedness may contain restrictions on our ability to pay the purchase price of the notes in cash. We may pay the purchase price in shares of our common stock only if such shares are eligible for immediate sale in the public market by non-affiliates of ours. We will notify the holders of the notes upon the determination of the actual number of shares of common stock deliverable upon any purchase of the notes.
      Our right to purchase notes, in whole or in part, with shares of our common stock is subject to our satisfying various conditions, including:

•	the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or Nasdaq or, if not so listed, on the New York Stock Exchange;

•	the registration of the common stock under the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.
      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of such holder’s notes entirely in cash unless our credit facilities or other contractual obligations prohibit us from paying the purchase price in cash. We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given notice of such consideration to holders of the notes, except as described in the preceding sentence.
      The “market price” of our common stock means the average of the daily volume-weighted average price as reported by Bloomberg or another recognized source of our common stock for the five trading-day period ending on the third business day prior to the purchase date (if the business day prior to the purchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day during the five trading-day period and ending on the purchase date, of any event that would result in an adjustment to the conversion rate of the notes, as described above under “— Conversion Rights — Adjustment of Conversion Rate.”
      Because the market price of our common stock is determined prior to the purchase date, holders of the notes bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date. In connection with any repurchase, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, including filing a Schedule TO if required or any other required schedule under the Exchange Act.
      Payment of the purchase price for notes is conditioned upon book-entry transfer of or physical delivery of certificates representing the notes, together with necessary endorsements, to the trustee or any paying agent prior to the purchase date specified in the repurchase notice. Payment of the purchase price for tendered notes will be made promptly following the purchase date.
No Stockholder Rights for Holders of Notes
      Holders of notes, as such, do not have any rights as our stockholders (including, without limitation, voting rights and rights to receive any dividends or other distributions on shares of our common stock), except in limited circumstances described above under “— Conversion Rights — Adjustment of Conversion Rate.”

Calculations in Respect of the Notes
      Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request.
Consolidation, Mergers or Sales of Assets
      The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.
      Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.
      The indenture also provides that a guarantor may not consolidate with or merge into any person or convey, transfer or lease its properties and assets substantially as an entity to another person unless the surviving person assumes the obligations of such guarantor and the surviving person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, except if all of the assets or all of the common stock of such guarantor is sold to a non-affiliate of US Airways Group, Inc., in which case the guarantee is released.
Events of Default and Acceleration
      The following are events of default under the indenture:

•	default in the payment of any principal amount or any redemption price, purchase price, or fundamental change purchase price due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days;

•	default in the delivery when due of shares of our common stock or any cash in lieu of such shares payable upon conversion with respect to the notes, including any make whole premium, which default continues for 15 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of us or any significant subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

•	any guarantee ceases to be in full force and effect or is declared null and void or any guarantor denies that it has any further liability under any guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring the guarantor or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount at maturity of the notes outstanding; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or the guarantors.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.
Modification
      The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount, redemption price, purchase price or change in control purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	impair the right to institute suit for the enforcement of any payment with respect to the note, or any guarantee, or with respect to conversion of the note;

•	change the provisions in the indenture that relate to modifying or amending the indenture; or

•	release any guarantor from any of its obligations under its guarantee other than in accordance with the terms of the indenture.

      Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to issue additional notes under the indenture;

•	to conform the provisions of the indenture to this prospectus; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.
      The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Rule 144A Information
      If at any time we are not subject to the reporting requirements of the Exchange Act, we will promptly furnish to the holders, beneficial owners and prospective purchasers of the notes or underlying shares of our common stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of those notes or shares pursuant to Rule 144A.
Reports to Trustee
      We will regularly furnish to the trustee copies of our annual report to its stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders, to the extent that we have provided such information to all our stockholders.
Discharge of the Indenture
      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year, whether at stated maturity or any redemption date, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Unclaimed Money
      If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest or additional interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in New York City, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.
Governing Law
      The indenture, the notes and the guarantees are governed by, and construed in accordance with, the law of the State of New York.
Trustee
      U.S. Bank National Association will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.
Book-Entry System
      We will issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
      We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.
      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.
      Owners of beneficial interests in global securities who desire to conversion their interests for common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.
      Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
      We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will conversion the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.
Registration Rights
      We and the guarantors have agreed, at our expense, to use our respective reasonable efforts to:

•	cause the registration statement, of which this prospectus is a part, to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	keep the registration statement effective until such date that the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction as to volume limitations, pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise.
      We will also agree to provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of the prospectus for a reasonable period not to exceed 30 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.
      If,

•	on the 180th day following the earliest date of original issuance of any of the notes, the shelf registration statement has not been declared effective;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	on the 30th day of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated
(each, a registration default), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

Liquidated Damages
      Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.50 percent of the principal amount from and after the 91st day following such registration default.
      In no event will liquidated damages accrue at a rate per year exceeding 0.50 percent. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive liquidated damages with respect to the principal amount of the notes converted.
      The specific provisions relating to the registration described above is contained in the registration rights agreement that was entered into on September 30, 2005. This summary of the registration rights agreement is not complete and is qualified in its entirety by reference to the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK OF US AIRWAYS GROUP
      The following summary of certain provisions of our common stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to the form of our amended and restated certificate of incorporation and the form of our amended and restated bylaws.
Authorized Capital Stock
      Our authorized capital stock consists of 200 million shares of common stock, par value $0.01 per share.
Voting Rights
      The holders of US Airways Group common stock are entitled to one vote per share on all matters submitted to a vote of common stockholders, except that voting rights of non-U.S. citizens are limited to the extent that the shares of common stock held by such non-U.S. persons would otherwise be entitled to more than 24.9% of the aggregate votes of all outstanding equity securities of US Airways Group. Holders of common stock have no right to cumulate their votes. The common stock is listed on the NYSE. Holders of common stock participate equally as to any dividends or distributions on the common stock.
Stock Certificates
      Our bylaws provide that our board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock will be uncertificated shares.
Number of Directors
      Our certificate of incorporation provides that our board of directors will consist of not less than one nor more than 15 directors, the exact number of which will be fixed from time to time by resolution adopted by a majority of our board of directors.
Classification of Board of Directors
      Our certificate of incorporation classifies the board of directors into three separate classes, consisting as nearly equal in number as may be possible of one-third of the total number of directors constituting the entire board of directors, with staggered three-year terms. If the number of directors is changed, any increase or decrease will be apportioned across classes in order for the classes to remain as nearly equal as possible.
Removal of Directors
      Our certificate of incorporation provides that any director may be removed only “for cause,” and by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding capital stock entitled to vote for the election of directors.
Vacancies on the Board of Directors
      Our certificate of incorporation provides that, except as may be otherwise provided pursuant to the stockholders agreements or other contracted obligations of US Airways Group, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring on the board of directors may be filled by a majority of the board then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of that class will hold office for a term that coincides with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as his or her predecessor.

Foreign Ownership Limitation
      Our certificate of incorporation and bylaws provide limits on the voting and ownership of our equity securities owned or controlled by persons who are not citizens of the United States in order to comply with U.S. law and related rules and regulations of the U.S. Department of Transportation. Any equity securities owned by non-U.S. persons having in excess of 24.9% of the voting power of our outstanding equity securities will have their voting rights automatically suspended in reverse chronological order based upon the date of registration in our foreign stock record. In addition, any attempt to transfer equity securities to a non-U.S. person in excess of 49.9% of our outstanding equity securities will be void and of no effect and will not be recorded in our books and records.
Stockholder Action by Written Consent
      Our certificate of incorporation provides that no stockholder action may be taken except at an annual or special meeting of stockholders and that stockholders may not take any action by written consent.
Amendment to Certificate of Incorporation
      Our certificate of incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in our certificate of incorporation in a manner in keeping with the certificate of incorporation or the Delaware General Corporation Law, or DGCL, and that all rights conferred upon stockholders are granted subject to that reservation.
      Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote for the election of directors to amend, alter, change, repeal or adopt any provision as part of the certificate of incorporation inconsistent with the purpose and intent of Articles V (Board of Directors), VIII (No Written Consent), X (Amendment of Bylaws) or XI (Amendment of the Certificate of Incorporation) of the certificate of incorporation.
Amendment of Bylaws
      Our certificate of incorporation provides that an affirmative vote of at least a majority of the board of directors or the affirmative vote of at least 80% of the voting power of the shares entitled to vote for the election of directors will be required to adopt, amend, alter or repeal our bylaws.
Special Meeting of Stockholders
      Our certificate of incorporation provides that special meetings of the stockholders may be called by:

•	the chairman of the board of directors; or

•	the secretary, at the written request or by a resolution adopted by the affirmative vote of a majority of the board of directors.
Quorum
      Our certificate of incorporation and bylaws provide that the holders of a majority of the capital stock issued, outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders held for the purpose of electing directors.
Notice of Stockholder Meeting
      Our bylaws provide that written notice of meetings of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at that meeting, and, in the case of a special meeting, the purpose(s) for which the meeting is called, must be given to each stockholder of record entitled to vote whenever stockholders are required or permitted to take any action at any meeting. The secretary must provide such notice not less than 10 nor more than 60 days before the date of the meeting.

Delivery & Notice Requirements of Stockholder Nominations and Proposals
      Our bylaws provide that at any annual stockholders’ meeting only such business may be transacted as has been:

•	specified in the notice of meeting or any supplement thereto;

•	given by or at the direction of the board or any duly authorized committee thereof;

•	otherwise properly brought by or at the direction of the board of directors or any duly authorized committee thereof; or

•	otherwise properly brought by any stockholder of US Airways Group (A) who is a stockholder of record on the date of the giving of the notice provided for in the bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting, and (B) who complies with the notice procedures set forth in the bylaws.
      For a proposal, other than nominations of persons for election to the board of directors, to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof to the secretary of US Airways Group and such business must be a proper matter for stockholder action.
      To be timely, a stockholder’s notice must be delivered to or mailed to, and received by, the secretary at our principal executive offices:

•	not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; or

•	in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.
      Our bylaws also provide that, for business to be properly brought before a special meeting of stockholders, other than nominations of persons for election to the board of directors, a stockholder must give timely written notice thereof to the secretary of US Airways Group.
      To be timely, a stockholder’s written notice must be received by the secretary at our principal executive offices at least 10 days prior to the first public notice of the special meeting.
      A stockholder’s written notice to the secretary for either an annual meeting or a special meeting must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

•	the name and address of record of the stockholder proposing that business;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the dates upon which the stockholder acquired those shares;

•	documentary support for any claim of beneficial ownership;

•	a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of the stockholder in the business;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

•	a statement in support of the matter; and

•	for proposals sought to be included in the proxy statement, any other information required by Rule 14a-8 under the Exchange Act.
      Our bylaws also provide that no business may be conducted at any stockholders’ meeting except business brought before the meeting in accordance with the procedures set forth in the bylaws. If the chairman of the meeting determines that business was not properly brought before the meeting, the chairman will declare that the business was not properly brought and such business will not be considered or transacted.
Preemptive Rights
      Our certificate of incorporation does not grant any preemptive rights.
Dividends
      Our certificate of incorporation provides that stockholders are entitled to receive such dividends and other distributions in cash, stock or property of US Airways Group when, as and if declared thereon by the board of directors from time to time out of assets or funds legally available therefor.
      Our bylaws provide that dividends, if any, may be declared by the board of directors at any regular or special meeting of the board (or any action by written consent in lieu thereof) and may be paid in cash, property or shares of US Airways Group’s capital stock. Before payment of any dividend, the directors may set aside a portion of the funds available for dividends such as the board of directors, in its absolute discretion, deems proper as a reserve fund. Also, the board of directors may modify or abolish any such reserve.
Limitation of Personal Liability of Directors
      Our certificate of incorporation provides that no director will be personally liable to US Airways Group or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
      Our certificate of incorporation further provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
Indemnification of Officers & Directors
      Our certificate of incorporation provides that US Airways Group:

•	will indemnify its directors and officers to the fullest extent authorized or permitted by law. This right to indemnification continues even after a person has ceased to be a director or officer and inures to the benefit of his or her heirs, executors and personal and legal representatives. Subject to applicable law, the right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

•	may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents similar to those conferred on directors and officers.
      Except for proceedings to enforce rights to indemnification, US Airways Group is not obligated to indemnify any director or officer or his or her heirs, executors or personal or legal representatives in connection with a proceeding or part thereof initiated by that person unless the proceeding or part thereof was authorized or consented to by the board of directors.
      Our certificate of incorporation also provides that the rights to indemnification and to the advance of expenses are not exclusive of any other right which any person may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

      Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
No Stockholder Rights Plan
      We do not have a stockholder rights plan.
Business Combinations
      Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that those changes in control are not in the best interests of US Airways Group and its stockholders. These provisions include, among other things, the following:

•	a classified board of directors with three-year staggered terms;

•	advance notice procedures for stockholder proposals to be considered at stockholders’ meetings;

•	the ability of US Airways Group’s board of directors to fill vacancies on the board;

•	a prohibition against stockholders taking action by written consent;

•	a prohibition against stockholders calling special meetings of stockholders;

•	requiring the approval of holders of at least 80% of the voting power of the shares entitled to vote in the election of directors for the stockholders to amend the amended and restated bylaws; and

•	super majority voting requirements to modify or amend specified provisions of US Airways Group’s amended and restated certificate of incorporation.
      These provisions are not intended to prevent a takeover, but are intended to protect and maximize the value of our stockholders’ interests. While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable our board of directors to prevent a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.
      In addition, Section 203 of the DGCL protects publicly-traded Delaware corporations, such as US Airways Group, from hostile takeovers, and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
      A corporation may elect not to be governed by Section 203 of the DGCL. Neither our certificate of incorporation nor our bylaws contain this election. Therefore, we are governed by Section 203 of the DGCL.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the anticipated material United States federal income tax consequences to holders that purchase notes for cash with respect to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible (the “securities”) and is for general information purposes only. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).
      This discussion is limited to United States residents and citizens that hold their notes and common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder, including non-U.S. holders or to a holder that is subject to special treatment under United States federal income tax laws (including, among others, tax-exempt organizations, cooperatives, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their notes or common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the United States dollar and persons that are, or hold their notes or common stock through, partnerships or other pass-through entities). In addition, this discussion does not address any aspects of state, local or non-United States taxation or United States federal taxation other than income taxation. No ruling has been requested from the IRS regarding the United States federal income tax consequences of acquiring, owning or disposing of the notes or common stock. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
      PROSPECTIVE PURCHASERS OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES AND THE COMMON STOCK, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

Payments of Interest on the Notes
      Payments of interest on the notes generally will be taxable to a holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of tax accounting).

Market Discount
      A holder that purchases a note at a discount from its adjusted issue price will be subject to the “market discount” rules of the Code. Generally, under these rules, (i) gain upon a sale, redemption or other disposition of a note will be treated as ordinary income to the extent of the accrued market discount, (ii) partial principal payments will be treated as ordinary income to the extent of accrued market discount, and (iii) certain interest deductions related to any debt incurred to acquire or carry the market discount note are subject to deferral. Market discount will be considered to accrue ratably from the date of acquisition to the maturity date of the note, unless the holder elects to accrue market discount on a constant-yield basis. These rules generally do not apply if the holder has made an election to include market discount in income as it accrues. An election to include market discount as it accrues applies to all market discount bonds acquired by the holder beginning with the taxable year of the election and may be revoked only with the IRS’s consent; an election to accrue market discount on a constant-yield basis may not be revoked at all. Accordingly, holders are especially urged to consult their tax advisors regarding the advisability of making such elections.

Amortizable Bond Premium
      A holder will have amortizable bond premium on a note if the holder’s tax basis in its note (reduced by the value of the conversion option) immediately after acquiring the note is greater than the sum of all amounts payable on that note after the purchase date through the maturity date (other than payments of

“qualified stated interest”). Such a holder may generally choose to amortize the premium as an offset to interest income using a constant-yield method over the remaining term of the note. If we exercise our redemption option before the maturity date, such a holder would be entitled to deduct any remaining unamortized bond premium at that time. An election to amortize bond premium applies to all “taxable bonds” held by the holder during or after the taxable year of the election. Such an election may be revoked only with the IRS’s consent and holders are therefore especially urged to consult their tax advisors before making such an election.

Sale or Redemption of the Notes
      Except as set forth above under “Market Discount” or below under “Conversion of the Notes into Common Stock,” upon a sale, redemption or other taxable disposition (collectively, a “disposition”) of notes, a holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income), and the holder’s adjusted tax basis in such notes. A holder’s tax basis in a note generally will be equal to the cost of the note to such holder, increased by the amount of market discount, if any, included in income by the holder and reduced by the amount of bond premium, if any, utilized to offset interest on the notes. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the notes is more than one year at the time of disposition. The utilization of capital losses is subject to certain limitations.

Conversion of the Notes into Common Stock and/or Cash
      A holder generally will not recognize income, gain or loss upon conversion of the notes into common stock, except with respect to the receipt of cash in lieu of fractional shares, as described below. A holder’s tax basis in such common stock will be the same as the holder’s adjusted tax basis in the corresponding notes at the time of conversion (reduced by any tax basis allocable to a fractional share, as described below), and the holder’s holding period for such common stock will include the holder’s holding period for the notes that were converted.
      Cash received in lieu of a fractional share of common stock upon conversion of the notes into common stock will be treated as a payment in exchange for such fractional share (deemed to be received by the holder on conversion), and generally should result in capital gain or loss measured by the difference, if any, between the cash received for such fractional share and the holder’s adjusted tax basis allocable to the fractional share.
      If we elect to make a cash payment in respect of any notes surrendered for conversion, a holder receiving only cash generally will be treated as having disposed of such notes and will recognize gain or loss on such disposition as described above under “Sale or Redemption of the Notes.” If a holder receives cash and common stock upon a conversion, the holder will not recognize any loss upon the conversion but will recognize gain on the conversion in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and fair market value of the common stock received over the holder’s adjusted tax basis in the notes surrendered or (ii) the amount of cash received. In such an event, a holder’s tax basis in the common stock received in such a conversion will be the same as the holder’s adjusted tax basis in the notes surrendered, increased by the amount of gain recognized and decreased by the amount of cash received. The holder’s holding period with respect to the common stock received generally will include the holding period for the notes surrendered.

Distributions on the Common Stock
      Distributions on our common stock received upon conversion of the notes will constitute dividends, taxable to holders as ordinary income, to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles. To the extent that a holder receives distributions on shares of our common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the holder’s tax basis in the shares of our common stock. Any such non-dividend distributions in excess of the holder’s tax basis in the shares of our common stock generally will be treated as capital gain. Subject to applicable limitations, dividends paid to holders that are corporations may qualify for the dividends-received deduction. For individuals, dividends paid through 2008 will be taxable at a maximum United States federal income tax rate of 15% if such dividends constitute “qualified dividend income,” provided that the holder satisfies the applicable holding period requirements. Holders are urged to consult their tax advisors regarding the applicability of the dividends received deduction or “qualified dividend income” rules to them.

Adjustment of the Conversion Rate
      Certain adjustments to, or failure to adjust, the conversion rate of the notes may cause holders of notes or shares of common stock to be treated as having received a distribution on the notes or common stock, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a deemed distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed above under “Distributions on the Common Stock.”

Disposition of the Common Stock
      Except as discussed above under “Market Discount,” a holder generally will recognize capital gain or loss upon the disposition of shares of our common stock in an amount equal to the difference, if any, between the amount realized on such disposition and the holder’s adjusted tax basis in such common stock. Any such gain or loss will generally be long-term capital gain or loss if the holder’s holding period for our common stock exceeds one year at the time of such sale or exchange.

Information Reporting and Backup Withholding
      Payments of interest on the notes or dividends on the common stock, or the proceeds of the disposition of either, may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%) if the recipient of such payment fails to supply to us or our paying agent a taxpayer identification number, certified under penalties of perjury, as well as certain other information (generally on IRS Form W-9 or our substitute IRS Form W-9, if any) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.
AVAILABLE INFORMATION
      This prospectus is a part of a registration statement on Form S-3 that we are filing with the SEC, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. You can review a copy of the registration statement through the SEC’s ‘EDGAR’ System (Electronic Data Gathering, Analysis and Retrieval) available on the SEC’s web site (http://www.sec.gov).
      We are required to publicly file certain information under the Exchange Act. All of our public filings are also available on EDGAR, including reports, proxy statements, information statements and other information regarding us. You may also read and copy all of our public filings in the SEC’s Public Reference Room at Room 1580, 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
INCORPORATION OF DOCUMENTS BY REFERENCE
      This prospectus incorporates by reference some of the reports, proxy and information statements and other information that US Airways Group or America West Holdings have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	current report of US Airways Group on Form 8-K dated November 22, 2005, filed with the SEC on November 22, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended September 30, 2005, filed with the SEC on November 9, 2005;

•	current report of US Airways Group on Form 8-K dated November 2, 2005, filed with the SEC on November 8, 2005;

•	current report of US Airways Group on Form 8-K dated October 24, 2005, filed with the SEC on October 28, 2005;

•	current report of US Airways Group on Form 8-K dated October 17, 2005, filed with the SEC on October 21, 2005;

•	current report of US Airways Group on Form 8-K dated October 19, 2005, filed with the SEC on October 19, 2005;

•	current report of US Airways Group on Form 8-K dated September 30, 2005, filed with the SEC on October 6, 2005;

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.03, 3.02 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 2.01, 3.02, 5.01, 5.03 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 27, 2005, filed with the SEC on October 3, 2005 (filed under Items 1.01, 5.02 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated September 23, 2005, filed with the SEC on September 23, 2005;

•	the description of the common stock of US Airways Group contained in its registration statement on Form 8-A, filed with the SEC on September 22, 2005 and any amendment or report filed with the SEC for the purpose of updating the description;

•	current report of US Airways Group on Form 8-K dated September 22, 2005, filed with the SEC on September 22, 2005;

•	current report of US Airways Group on Form 8-K dated September 16, 2005, filed with the SEC on September 22, 2005;

•	current report of US Airways Group on Form 8-K dated September 20, 2005, filed with the SEC on September 20, 2005;

•	current report of US Airways Group on Form 8-K dated September 2, 2005, filed with the SEC on September 15, 2005;

•	current report of US Airways Group on Form 8-K dated September 8, 2005, filed with the SEC on September 9, 2005;

•	current report of US Airways Group on Form 8-K dated September 2, 2005, filed with the SEC on September 6, 2005;

•	current report of US Airways Group on Form 8-K dated August 18, 2005, filed with the SEC on August 22, 2005;

•	current report of US Airways Group on Form 8-K dated August 8, 2005, filed with the SEC on August 12, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 11, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on August 11, 2005;

•	amendment no. 1 to annual report of US Airways Group on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on August 11, 2005;

•	current report of US Airways Group on Form 8-K dated August 9, 2005, filed with the SEC on August 9, 2005;

•	current report of US Airways Group on Form 8-K dated August 3, 2005, filed with the SEC on August 4, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 2, 2005;

•	current report of US Airways Group on Form 8-K dated July 25, 2005, filed with the SEC on July 25, 2005;

•	current report of US Airways Group on Form 8-K dated July 21, 2005, filed with the SEC on July 25, 2005;

•	current report of US Airways Group on Form 8-K dated July 7, 2005, filed with the SEC on July 13, 2005;

•	current report of US Airways Group on Form 8-K dated July 5, 2005, filed with the SEC on July 6, 2005;

•	current report of US Airways Group on Form 8-K dated June 23, 2005, filed with the SEC on June 29, 2005;

•	current report of US Airways Group on Form 8-K dated June 23, 2005, filed with the SEC on June 24, 2005;

•	current report of US Airways Group on Form 8-K dated June 6, 2005, filed with the SEC on June 6, 2005;

•	current report of US Airways Group on Form 8-K dated June 2, 2005, filed with the SEC on June 3, 2005;

•	current report of US Airways Group on Form 8-K dated May 25, 2005, filed with the SEC on May 25, 2005;

•	current report of US Airways Group on Form 8-K dated May 19, 2005, filed with the SEC on May 20, 2005;

•	current report of US Airways Group on Form 8-K dated May 4, 2005, filed with the SEC on May 5, 2005;

•	current report of US Airways Group on Form 8-K dated May 3, 2005, filed with the SEC on May 4, 2005;

•	quarterly report of US Airways Group on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 4, 2005;

•	amendment no. 1 to quarterly report of US Airways Group on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on April 26, 2005;

•	current report of US Airways Group on Form 8-K dated April 22, 2005, filed with the SEC on April 25, 2005;

•	current report of US Airways Group on Form 8-K dated April 5, 2005, filed with the SEC on April 6, 2005;

•	current report of US Airways Group on Form 8-K dated April 5, 2005, filed with the SEC on April 5, 2005;

•	current report of US Airways Group on Form 8-K dated March 14, 2005, filed with the SEC on March 16, 2005;

•	current report of US Airways Group on Form 8-K dated March 3, 2005, filed with the SEC on March 10, 2005;

•	current report of US Airways Group on Form 8-K dated February 28, 2005, filed with the SEC on March 2, 2005;

•	annual report of US Airways Group on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 1, 2005;

•	current report of US Airways Group on Form 8-K dated February 18, 2005, filed with the SEC on February 22, 2005;

•	current report of US Airways Group on Form 8-K dated February 3, 2005, filed with the SEC on February 9, 2005;

•	current report of US Airways Group on Form 8-K dated February 3, 2005, filed with the SEC on February 4, 2005 (filed under Items 8.01 and 9.01 of Form 8-K);

•	current report of US Airways Group on Form 8-K dated January 25, 2005, filed with the SEC on February 1, 2005;

•	current report of US Airways Group on Form 8-K dated January 13, 2005, filed with the SEC on January 20, 2005;

•	current report of US Airways Group on Form 8-K dated December 28, 2004, filed with the SEC on January 6, 2005;

•	current report of US Airways Group on Form 8-K dated December 28, 2004, filed with the SEC on January 4, 2005;

•	current report of America West Holdings on Form 8-K dated September 9, 2005, filed with the SEC on September 9, 2005;

•	current report of America West Holdings on Form 8-K dated September 8, 2005, filed with the SEC on September 9, 2005;

•	current report of America West Holdings on Form 8-K dated August 12, 2005, filed with the SEC on August 12, 2005;

•	current report of America West Holdings on Form 8-K dated August 4, 2005, filed with the SEC on August 10, 2005;

•	current report of America West Holdings on Form 8-K dated July 22, filed with the SEC on July 25, 2005;

•	quarterly report of America West Holdings on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on July 21, 2005;

•	current report of America West Holdings on Form 8-K dated July 13, filed with the SEC on July 13, 2005;

•	current report of America West Holdings on Form 8-K dated June 29, filed with the SEC on June 30, 2005;

•	annual report of America West Holdings on Form 11-K for the fiscal year ended December 31, 2004, filed with the SEC on June 28, 2005;

•	current report of America West Holdings on Form 8-K dated June 2, filed with the SEC on June 2, 2005 (filed under Items 1.01 and 9.01 of Form 8-K);

•	current report of America West Holdings on Form 8-K dated May 25, 2005, filed with the SEC on May 25, 2005 (only with respect to information filed under Item 1.01 of Form 8-K);

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on April 27, 2005;

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on April 27, 2005;

•	amendment no. 1 to quarterly report of America West Holdings on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on April 26, 2005;

•	quarterly report of America West Holdings on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on April 26, 2005;

•	proxy statement on Schedule 14A dated April 15, 2005, filed with the SEC on April 15, 2005; (current report of America West Holdings on Form 8-K dated March 8, 2005, filed with the SEC on March 9, 2005 (only with respect to information filed under Item 4.02 of Form 8-K);

•	current report of America West Holdings on Form 8-K dated January 21, 2005, filed with the SEC on January 26, 2005;

•	annual report of America West Holdings on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 15, 2005.
      As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or calling us at:
Corporate Secretary
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
(480) 693-0800
LEGAL MATTERS
      The validity of the warrants and common stock is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel.
EXPERTS
      US Airways Group. The consolidated financial statements of US Airways Group and its subsidiaries as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and the nine months ended December 31, 2003 for the successor company and the three months ended March 31, 2003 and the year ended December 31, 2002 for the predecessor company, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report of KPMG LLP, dated February 25, 2005, on the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that US Airways Group’s significant recurring losses from operations, accumulated deficit and ongoing reorganization under Chapter 11 of the federal bankruptcy laws raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
      The audit report of KPMG LLP, dated February 25, 2005, on the December 31, 2004 consolidated financial statements refers to the adoption of fresh-start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” as of March 31, 2003. As a result, the consolidated financial statements of the successor company are presented on a different basis than those of the predecessor company and, therefore, are not comparable in all respects. The audit report covering the December 31, 2004 financial statements also refers to a change in accounting for stock-based compensation as described by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” as of April 1, 2003 and a change in accounting for engine maintenance effective January 1, 2002 at PSA Airlines, Inc., a wholly owned subsidiary of US Airways Group.
      America West Holdings. The consolidated financial statements of America West Holdings and America West Airlines, Inc. (a wholly owned subsidiary of America West Holdings) as of December 31, 2004 and 2003, and for the years then ended and America West Holdings management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The report of KPMG LLP, dated March 11, 2005, on America West Holdings management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses KPMG’s opinion that America West Holdings did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the control criteria and contains an explanatory paragraph that states that America West Holdings did not maintain effective internal control over financial reporting due to a material weakness associated with its accounting for America West Airlines, Inc.’s fuel hedging transactions. Management concluded that America West Airlines Inc.’s fuel hedging transactions did not qualify for hedge accounting under U.S. generally accepted accounting principles and that America West Holdings’ and America West Airlines, Inc.’s financial statements for prior periods required restatement to reflect the fair value of fuel hedging contracts in the balance sheets and statements of stockholders’ equity and comprehensive income of America West Holdings and America West Airlines, Inc. These accounting errors were the result of deficiencies in its internal control over financial reporting from the lack of effective reviews of hedge transaction documentation and of quarterly mark-to-market accounting entries on open fuel hedging contracts by personnel at an appropriate level.
      The consolidated statements of operations, of cash flows and of stockholders’ equity and comprehensive income and the related financial statement schedule of America West Holdings and its subsidiaries for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated statements of operations, of cash flows and of stockholder’s equity and comprehensive income and the related financial statement schedule of America West Airlines, Inc. (a wholly owned subsidiary of America West Holdings) for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution.
      The following table sets forth the costs and expenses, all of which will be paid by the registrant, in connection with the distribution of the securities being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration fee	$15,381.25
Printing expenses	$15,000
Legal fees and expenses	$55,000
Accounting fees and expenses	$25,000
Miscellaneous	$9,618.75

Total	$120,000

Item 15.	Indemnification Of Directors And Officers
      Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation under its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
      US Airways Group’s certificate of incorporation provides that US Airways Group shall indemnify its officers and directors to the full extent authorized or permitted by applicable law. US Airways Group’s certificate of incorporation and bylaws provide that US Airways Group shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of

US Airways Group), by reason of the fact that such person is or was a director or officer of US Airways Group, or is or was a director or officer of US Airways Group serving at the request of US Airways Group as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of US Airways Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
      US Airways Group also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of US Airways Group against expenses, including without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by US Airways Group.
      Under separate indemnification agreements with US Airways Group, each officer and director of US Airways Group is indemnified against all liabilities relating to his or her position as an officer or director of US Airways Group, to the fullest extent permitted under applicable law.
      The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated May 19, 2005, by and among US Airways Group, Inc. and America West Holdings Corporation (incorporated by reference to Exhibit 2.1 to US Airways Group’s Registration Statement on Form S-4 filed on June 28, 2005) (Pursuant to item 601(b)(2) of Regulation S-K promulgated by the SEC, the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. US Airways Group, Inc. hereby agrees to furnish to the SEC, upon request, any or all of such omitted exhibits or schedules).

2.2	Letter Agreement, dated July 7, 2005 by and among US Airways Group, Inc., America West Holdings Corporation, Barbell Acquisition Corp., ACE Aviation Holdings, Inc., Eastshore Aviation, LLC, Par Investment Partners, L.P., Peninsula Investment Partners, L.P. and Wellington Management Company, LLP (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to US Airways Group’s Registration Statement on Form S-4 filed on August 8, 2005).

4.1	Amended and Restated Certificate of Incorporation of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.1 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.2	Amended and Restated Bylaws of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.2 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.3	Indenture, dated as of September 30, 2005, between US Airways Group, the guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.4	Registration Rights Agreement, dated as of September 30, 2005, between the US Airways Group, Inc., America West Airlines, Inc. and US Airways, Inc., as guarantors, and the initial purchaser named therein (incorporated by reference to Exhibit 4.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.5	Indenture, dated as of July 30, 2003, between America West Airlines, Inc. and U.S. Bank National Association, as trustee and not in its individual capacity, for America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.1 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

Exhibit	Description
4.6	Form of America West Airlines, Inc. Senior Exchangeable Note due 2023 (incorporated by reference to Exhibit 4.2 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.7	Registration Rights Agreement, dated as of July 30, 2003, with respect to shares of Class B Common Stock underlying the America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.3 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.8	Guarantee and Exchange Agreement, dated as of July 30, 2003, between America West Holdings Corporation and U.S. Bank, National Association, as exchange agent and trustee and not in its individual capacity, for America West Airlines Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.4 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.9	Stock Option Agreement, dated as of December 31, 1996, between America West Holdings and America West Airlines (incorporated by reference to Exhibit 4.5 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

4.10	Registration Rights Agreement dated as of August 25, 1994, among America West Airlines, AmWest Partners, L.P. and other holders (incorporated by reference to Exhibit 4.6 to the America West Airlines, Inc.’s Current Report on Form 8-K dated August 25, 1994).

4.11	Assumption of Certain Obligations Under Registration Rights Agreement executed by America West Holdings for the benefit of TPG Partners, L.P., TPG Parallel I, L.P., Air Partners II, L.P., Continental Airlines, Inc., Mesa Airlines, Inc., Lehman Brothers, Inc., Belmont Capital Partners II, L.P. and Belmont Fund, L.P. (incorporated by reference to Exhibit 4.7 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

4.12	Form of Pass Through Trust Agreement, dated as of November 26, 1996, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to America West Airlines, Inc.’s Current Report on Form 8-K dated November 26, 1996).

4.13	Form of Pass Through Trust Agreement, dated as of June 17, 1997, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.5 to America West Airlines, Inc.’s Registration Statement on Form S-3 dated June 4, 1997).

4.14	Forms of Pass Through Trust Agreements, dated as of October 6, 1998, between America West Airlines and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibits 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 25, 1999).

4.15	Pass Through Trust Agreements, dated as of September 21, 1999, between America West Airlines and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trusts, Series 1999-1G-S, 1999-1G-O, 1999-1C-S and 1999-1C-O and the issuance of 7.93% Initial Pass Through Certificates Series 1999-1G-S and 1999-1G-O, the issuance of 8.54% Initial Pass Through Certificates, Series 1999-1C-S and 1999-1C-O, the issuance of 7.93% Exchange Pass Through Certificates, Series 1999-1G-S and 1999-1G-O, and the issuance of 8.54% Exchange Pass Through Certificates, Series 1999-1C-S and 1999-1C-O (incorporated by reference to America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 1999).

4.16	Insurance and Indemnity Agreement, dated as of September 21, 1999, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust Company as Subordination Agent and Trustee under the Pass Through Trust 1999-1G-O (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 16, 2000).

Exhibit		Description
4.17		Pass Through Trust Agreement, dated as of July 7, 2000, between America West Airlines, and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trust, Series 2000-1G-0, 2000-1G-S, 2000-1C-O and 2000-1C-S, the issuance of 8.057% Initial Pass Through Certificates, Series 2000-1G-O and 2000-1G-S, the issuance of 9.244% Initial Pass Through Certificates, Series 2000-1C-O and 2000-1C-S, the issuance of 8.057% Exchange Pass Through Certificates, Series 2000-1G-O and 2000-1G-S and the issuance of 9.244% Exchange Pass Through Certificates, Series 2000-1C-O and 2000-1C-S (incorporated by reference to Exhibits 4.3, 4.4, 4.5 and 4.6 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.18		Insurance and Indemnity Agreement, dated as of July 7, 2000, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent and Trustee under the Pass Through Trust 2000-1G (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.19		Insurance and Indemnity Agreement (Series G), dated as of May 17, 2001, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent (incorporated by reference to Exhibit 4.20 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated February 14, 2002).

4.20		Indenture, dated as of January 18, 2002, between America West Holdings Corporation and Wilmington Trust Company, as Trustee and not in its individual capacity, for America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.21		Form of America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.16 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.22		Registration Rights Agreement, dated January 18, 2002, with respect to shares of Class B Common Stock underlying the America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.23		Guaranty, dated as of January 18, 2002, by America West Airlines, Inc., in favor of the Holders and the Trustee under the Indenture dated January 18, 2002 (incorporated by reference to Exhibit 4.18 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.24		Registration Rights Agreement, dated January 18, 2002, between America West Holdings Corporation and the Air Transportation Stabilization Board with respect to shares of Class B Common Stock underlying the Warrant to Purchase Class B Common Stock (incorporated by reference to Exhibit 4.20 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.25		Warrant Registration Rights Agreement between America West Holdings Corporation and certain warrant recipients (incorporated by reference to Exhibit 4.21 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.26		US Airways Group, Inc. Warrant to Purchase Common Stock, dated September 27, 2005, issued to AFS Cayman Limited (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

4.27		Supplemental Indenture No. 1, dated as of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 10.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.28		Guarantee and Exchange Agreement Supplement No. 1, dated at of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit		Description
23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23	.2*	Consent of KPMG LLP.

23	.3*	Consent of PricewaterhouseCoopers LLP.

23	.4*	Consent of KPMG LLP.

24	.1*	Powers of Attorney signed by the directors of US Airways Group, authorizing their signatures on this registration statement (see signature page in Part II of registration statement).

*	filed herewith

Item 17.	Undertakings.
      (A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.
      (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TEMPE, STATE OF ARIZONA, ON THE 1ST DAY OF DECEMBER, 2005.

US AIRWAYS GROUP, INC.

By:	/s/ W. Douglas Parker

W. Douglas Parker
Chairman, President and Chief Executive Officer
      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Derek J. Kerr and James E. Walsh III and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE	TITLE	DATE

/s/ W. Douglas Parker W. Douglas Parker	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 1, 2005

/s/ Derek J. Kerr Derek J. Kerr	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2005

/s/ Bruce R. Lakefield Bruce R. Lakefield	Director	December 1, 2005

/s/ Richard Bartlett Richard Bartlett	Director	December 1, 2005

/s/ Herbert M. Baum Herbert M. Baum	Director	December 1, 2005

/s/ Richard C. Kraemer Richard C. Kraemer	Director	December 1, 2005

SIGNATURE	TITLE	DATE

/s/ Cheryl G. Krongard Cheryl G. Krongard	Director	December 1, 2005

/s/ Robert A. Milton Robert A. Milton	Director	December 1, 2005

/s/ Hans Mirka Hans Mirka	Director	December 1, 2005

/s/ Denise M. O’Leary Denise M. O’Leary	Director	December 1, 2005

/s/ George M. Philip George M. Philip	Director	December 1, 2005

/s/ Richard P. Schifter Richard P. Schifter	Director	December 1, 2005

/s/ Edward L. Shapiro Edward L. Shapiro	Director	December 1, 2005

/s/ J. Steven Whisler J. Steven Whisler	Director	December 1, 2005

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated May 19, 2005, by and among US Airways Group, Inc. and America West Holdings Corporation (incorporated by reference to Exhibit 2.1 to US Airways Group’s Registration Statement on Form S-4 filed on June 28, 2005) (Pursuant to item 601(b)(2) of Regulation S-K promulgated by the SEC, the exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. US Airways Group, Inc. hereby agrees to furnish to the SEC, upon request, any or all of such omitted exhibits or schedules).

2.2	Letter Agreement, dated July 7, 2005 by and among US Airways Group, Inc., America West Holdings Corporation, Barbell Acquisition Corp., ACE Aviation Holdings, Inc., Eastshore Aviation, LLC, Par Investment Partners, L.P., Peninsula Investment Partners, L.P. and Wellington Management Company, LLP (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to US Airways Group’s Registration Statement on Form S-4 filed on August 8, 2005).

4.1	Amended and Restated Certificate of Incorporation of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.1 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.2	Amended and Restated Bylaws of US Airways Group, Inc., effective as of September 27, 2005 (incorporated by reference to Exhibit 3.2 to US Airways Group’s Form 8-K filed on October 3, 2005).

4.3	Indenture, dated as of September 30, 2005, between US Airways Group, the guarantors listed therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.4	Registration Rights Agreement, dated as of September 30, 2005, between the US Airways Group, Inc., America West Airlines, Inc. and US Airways, Inc., as guarantors, and the initial purchaser named therein (incorporated by reference to Exhibit 4.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.5	Indenture, dated as of July 30, 2003, between America West Airlines, Inc. and U.S. Bank National Association, as trustee and not in its individual capacity, for America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.1 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.6	Form of America West Airlines, Inc. Senior Exchangeable Note due 2023 (incorporated by reference to Exhibit 4.2 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.7	Registration Rights Agreement, dated as of July 30, 2003, with respect to shares of Class B Common Stock underlying the America West Airlines, Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.3 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.8	Guarantee and Exchange Agreement, dated as of July 30, 2003, between America West Holdings Corporation and U.S. Bank, National Association, as exchange agent and trustee and not in its individual capacity, for America West Airlines Inc. Senior Exchangeable Notes due 2023 (incorporated by reference to Exhibit 4.4 to America West Holdings’ and America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).

4.9	Stock Option Agreement, dated as of December 31, 1996, between America West Holdings and America West Airlines (incorporated by reference to Exhibit 4.5 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

4.10	Registration Rights Agreement dated as of August 25, 1994, among America West Airlines, AmWest Partners, L.P. and other holders (incorporated by reference to Exhibit 4.6 to the America West Airlines, Inc.’s Current Report on Form 8-K dated August 25, 1994).

4.11	Assumption of Certain Obligations Under Registration Rights Agreement executed by America West Holdings for the benefit of TPG Partners, L.P., TPG Parallel I, L.P., Air Partners II, L.P., Continental Airlines, Inc., Mesa Airlines, Inc., Lehman Brothers, Inc., Belmont Capital Partners II, L.P. and Belmont Fund, L.P. (incorporated by reference to Exhibit 4.7 to America West Holdings’ Registration Statement on Form 8-B dated January 13, 1997).

Exhibit	Description

4.12	Form of Pass Through Trust Agreement, dated as of November 26, 1996, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.1 to America West Airlines, Inc.’s Current Report on Form 8-K dated November 26, 1996).

4.13	Form of Pass Through Trust Agreement, dated as of June 17, 1997, between America West Airlines and Fleet National Bank, as Trustee (incorporated by reference to Exhibit 4.5 to America West Airlines, Inc.’s Registration Statement on Form S-3 dated June 4, 1997).

4.14	Forms of Pass Through Trust Agreements, dated as of October 6, 1998, between America West Airlines and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibits 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 25, 1999).

4.15	Pass Through Trust Agreements, dated as of September 21, 1999, between America West Airlines and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trusts, Series 1999-1G-S, 1999-1G-O, 1999-1C-S and 1999-1C-O and the issuance of 7.93% Initial Pass Through Certificates Series 1999-1G-S and 1999-1G-O, the issuance of 8.54% Initial Pass Through Certificates, Series 1999-1C-S and 1999-1C-O, the issuance of 7.93% Exchange Pass Through Certificates, Series 1999-1G-S and 1999-1G-O, and the issuance of 8.54% Exchange Pass Through Certificates, Series 1999-1C-S and 1999-1C-O (incorporated by reference to America West Airlines, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 1999).

4.16	Insurance and Indemnity Agreement, dated as of September 21, 1999, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust Company as Subordination Agent and Trustee under the Pass Through Trust 1999-1G-O (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated March 16, 2000).

4.17	Pass Through Trust Agreement, dated as of July 7, 2000, between America West Airlines, and Wilmington Trust Company, as Trustee, made with respect to the formation of America West Airlines Pass Through Trust, Series 2000-1G-0, 2000-1G-S, 2000-1C-O and 2000-1C-S, the issuance of 8.057% Initial Pass Through Certificates, Series 2000-1G-O and 2000-1G-S, the issuance of 9.244% Initial Pass Through Certificates, Series 2000-1C-O and 2000-1C-S, the issuance of 8.057% Exchange Pass Through Certificates, Series 2000-1G-O and 2000-1G-S and the issuance of 9.244% Exchange Pass Through Certificates, Series 2000-1C-O and 2000-1C-S (incorporated by reference to Exhibits 4.3, 4.4, 4.5 and 4.6 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.18	Insurance and Indemnity Agreement, dated as of July 7, 2000, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent and Trustee under the Pass Through Trust 2000-1G (incorporated by reference to Exhibits 4.15 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated September 12, 2002).

4.19	Insurance and Indemnity Agreement (Series G), dated as of May 17, 2001, among America West Airlines, Ambac Assurance Corporation as Policy Provider and Wilmington Trust company as Subordination Agent (incorporated by reference to Exhibit 4.20 to America West Airlines, Inc.’s Registration Statement on Form S-4 dated February 14, 2002).

4.20	Indenture, dated as of January 18, 2002, between America West Holdings Corporation and Wilmington Trust Company, as Trustee and not in its individual capacity, for America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.21	Form of America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.16 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.22	Registration Rights Agreement, dated January 18, 2002, with respect to shares of Class B Common Stock underlying the America West Holdings Corporation 7.5% Convertible Senior Notes due 2009 (incorporated by reference to Exhibit 4.17 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

Exhibit		Description

4.23		Guaranty, dated as of January 18, 2002, by America West Airlines, Inc., in favor of the Holders and the Trustee under the Indenture dated January 18, 2002 (incorporated by reference to Exhibit 4.18 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.24		Registration Rights Agreement, dated January 18, 2002, between America West Holdings Corporation and the Air Transportation Stabilization Board with respect to shares of Class B Common Stock underlying the Warrant to Purchase Class B Common Stock (incorporated by reference to Exhibit 4.20 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.25		Warrant Registration Rights Agreement between America West Holdings Corporation and certain warrant recipients (incorporated by reference to Exhibit 4.21 to America West Holdings’ and America West Airlines, Inc.’s Current Report on Form 8-K dated January 31, 2002).

4.26		US Airways Group, Inc. Warrant to Purchase Common Stock, dated September 27, 2005, issued to AFS Cayman Limited (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005)

4.27		Supplemental Indenture No. 1, dated as of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and Wilmington Trust Company (incorporated by reference to Exhibit 10.1 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

4.28		Guarantee and Exchange Agreement Supplement No. 1, dated at of September 27, 2005, among America West Holdings Corporation, US Airways Group, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 10.2 to US Airways Group’s Current Report on Form 8-K dated September 27, 2005).

5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23	.2*	Consent of KPMG LLP.

23	.3*	Consent of PricewaterhouseCoopers LLP.

23	.4*	Consent of KPMG LLP.

24	.1*	Powers of Attorney signed by the directors of US Airways Group, authorizing their signatures on this registration statement (see signature page in Part II of registration statement).

*	filed herewith